UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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March 19, 2012

To the Stockholders of

TORCHMARK CORPORATION (the Company):

Torchmark’s 2012 annual meeting of stockholders will be held at Company headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 at 10:00 a.m., Central Daylight Time, on Thursday, April 26, 2012. The meeting will be conducted using Robert’s Rules of Order and Torchmark’s Shareholder Rights Policy. This policy is posted on Torchmark’s web site at http://www.torchmarkcorp.com or you may obtain a printed copy by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or on the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

We hope that you will take this opportunity to meet with us to discuss the results of operations of the Company during 2011.

Sincerely,

Mark S. McAndrew
Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held April 26, 2012

To the Holders of Common Stock of

TORCHMARK CORPORATION

The annual meeting of stockholders of Torchmark Corporation will be held at Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 on Thursday, April 26, 2012 at 10:00 a.m., Central Daylight Time. Directions to attend the annual meeting where you may vote in person can be found on our website: www.torchmarkcorp.com. The meeting will be conducted in accordance with Robert’s Rules of Order and Torchmark’s Shareholder Rights Policy. You will be asked to:

(1) Elect the seven nominees shown in the proxy statement as directors to serve for one year terms or until their successors have been duly elected and qualified.

(2) Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.

(3) Approve in a non-binding “say-on-pay” vote the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in the Proxy Statement.

(4) Transact any other business that properly comes before the meeting.

The Board of Directors recommends that you vote FOR Proposals (1), (2) and (3) above. These matters are more fully discussed in the accompanying proxy statement.

The close of business on Friday, March 2, 2012 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or on the Internet. You may revoke your proxy at any time before it is voted at the meeting.

The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.

By Order of the Board of Directors

Carol A. McCoy
Vice President, Associate Counsel & Secretary

McKinney, Texas

March 19, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 26, 2012:

The Company’s Proxy Statement and 2011 Annual Report are available at http://www.torchmarkcorp.com/annualreport.htm.

PROXY STATEMENT

EXECUTIVE SUMMARY

Meeting Actions

At Torchmark’s 2012 Annual Meeting of Stockholders, you are being asked to:

(1)	Elect Directors – As a part of our phased declassification of the Board begun in 2011, seven of our ten directors are standing for re-election to a one year term based upon a majority voting standard: David L. Boren, M. Jane Buchan, Robert W. Ingram, Mark S. McAndrew, Sam R. Perry, Lamar C. Smith and Paul J. Zucconi.

Information about their qualifications and tenure on the Board is located on pages 4 to 6 of this Proxy Statement.

(2)	Approve Auditors – Deloitte and Touche, LLP, who have served as Torchmark’s registered independent public accountants since 1999, are proposed to be ratified to continue in that role for 2012.

(3)	Advise on Executive Compensation – Based upon your overwhelming approval of management’s recommendation for an annual advisory vote on executive compensation, you are being asked to approve, on a non-binding advisory basis, the executive compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the various compensation tables and accompanying narrative compensation disclosures found on pages 19 to 42 of this Proxy Statement.

Executive Compensation

The compensation recommendations and decisions for 2011 of our management, the Compensation Committee, with the aid of its independent compensation consultant, Board Advisory, LLC, and the independent members of the Board of Directors in the case of the Chief Executive Officer are summarized in the separate executive summary of Compensation Discussion and Analysis on page 19 of this Proxy Statement. That summary also provides insight into a new form of equity based compensation that certain senior executives will be awarded in 2012 – performance shares.

PROCEDURAL MATTERS

Solicitation of Proxies

The Board of Directors of Torchmark Corporation (the Company) solicits your proxy for use at the 2012 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 at 10:00 a.m., Central Daylight Time on Thursday, April 26, 2012. Mark S. McAndrew and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors’ proxies by the Board of Directors.

If the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/ direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR proposals 1, 2 and 3. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at 3700 South Stonebridge Drive, McKinney, Texas 75070 at any time before the proxy is voted at the meeting.

The proxy/direction card is considered to be voting instructions furnished to the respective trustees of each of the Torchmark Corporation Savings and Investment Plan and the Liberty National Life Insurance Company 401(k) Plan with respect to shares allocated to individuals’ accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all their shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant’s individual account will vote those shares in the same proportion as the total shares in that plan for which directions have been received.

Record Date, Voting Stock and Quorum

The record date fixed by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the 2012 annual meeting is March 2, 2012 (the Record Date). At the close of business on the Record Date, there were 99,698,224 shares of the Company’s common stock outstanding and eligible to vote at the annual meeting. At the annual meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date. There is no cumulative voting of the common stock. Pursuant to a policy adopted by the Board of Directors, voting is confidential, with exceptions made to allow the Company to contact shareholders so as to reach quorum for meetings, in the event of a contested election and in the event comments are included on a proxy/direction card.

The presence at the 2012 annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum for consideration of the matters expected to be voted on at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of the shares present at the meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

Required Vote on Proposals

Proposal 1 – Election of Directors: Under the Company’s By-Laws, a nominee will be elected to the Board of Directors of the Company at the 2012 annual meeting if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker is not permitted to vote your shares with respect to the election of directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

An uncontested incumbent director is required to submit a contingent letter of resignation to the Board of Directors at the time of his/her nomination for consideration by the Governance and Nominating Committee of the Board. If such a director does not receive a majority of votes cast “for” his or her election, the Governance and Nominating Committee is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the committee’s recommendation expeditiously following the date of certification of the election results. The Company will publicly disclose the Board’s decision and its reasoning with regard to the tendered resignation.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm: Under the Company’s By-Laws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting. Abstentions are not counted as votes cast “for” or “against” and will not be taken into account in determining the outcome of this proposal.

Proposal 3 – Advisory Vote on Executive Compensation: Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. Under the Company’s By-Laws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively at the meeting. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. Abstentions and broker non-votes will not be taken into account in determining the outcome of this proposal.

Following the annual meeting, we will file a Form 8-K with the Securities and Exchange Commission disclosing the results of voting on each proposal as required by applicable rules.

Principal Stockholders

The following table lists all persons known to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2011, as indicated from Schedule 13G filings with the Securities and Exchange Commission.

Name and Address	Number of Shares		Percent of Class

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	6,788,039	(1)	6.66%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	6,483,889	(2)	6.36%

(1)	BlackRock, Inc. reports the sole power to vote or direct the vote of 6,788,039 shares and the sole power to dispose or to direct the disposition of 6,788,039 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock. No one person’s interest in the common stock of the Company is more than 5% of the total outstanding common shares.

(2)	The Vanguard Group, Inc. (Vanguard) reports the sole power to vote or direct the vote of 145,458 shares, the sole power to dispose of or direct the disposition of 6,338,431 shares and shared power to dispose or to direct the disposition of 145,458 shares, Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 145,458 shares, or 0.14%, of the Common Stock outstanding of the Company as a result of its service as investment manager of collective trust accounts. VFTC directs the voting of these shares.

PROPOSAL NUMBER 1

Election of Directors

The Company’s By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. In February 2010, the Board fixed the number of directors at ten persons.

Beginning with the election of directors in 2011, the Board commenced its phased declassification process over three election years (2011, 2012 and 2013), so that in 2012 seven directors are proposed for election to a one- year term and in 2013 all directors will stand for election to a one-year term. Accordingly, the Board of Directors proposes the election of David L. Boren, M. Jane Buchan, Robert W. Ingram, Mark S. McAndrew, Sam R. Perry, Lamar C. Smith and Paul J. Zucconi as directors, with each to hold office for a one year term, expiring at the close of the annual meeting of stockholders to be held in 2013 and until their successors are elected and qualified. Upon their re-nomination as directors, each of Messrs. Boren, Ingram McAndrew, Perry, Lamar Smith and Zucconi and Ms. Buchan tendered an irrevocable contingent resignation letter pursuant to the Company’s Director Resignation Policy. The term of office of the other three directors continues until the close of the annual meeting of stockholders in 2013 and until their successors are elected and qualified.

Non-management directors first elected to the Board of Directors prior to April 28, 2005 retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 78th birthday. Non-officer directors first elected to the Board after April 28, 2005 retire from the Board at the annual meeting of stockholders immediately following their 74th birthday. Directors who are employees/officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday.

If any of the nominees becomes unavailable for election, the directors’ proxies will vote for the election of any other person recommended by the Board of Directors unless the Board reduces the number of directors.

The Board recommends that the stockholders vote FOR all the nominees.

Profiles of Directors and Nominees(1)

Charles E. Adair (age 64) has been a director since April 2003. His term expires in 2013. He is also a director of Tech Data Corporation and PSS World Medical, Inc. He formerly served as a director of Performance Food Group, Inc. (1993-2008). Principal Occupation: Partner, Cordova Ventures, Montgomery, Alabama, a venture capital management company since December 1993.

Mr. Adair brings to the Board more than 20 years of experience as the former President and Chief Operating Officer of a NASDAQ-listed pharmaceutical and medical supplies distributor. In his current role as a partner in a venture capital management company, he has served on both public and private company boards, participating in acquisitions, divestitures and debt and equity financings.

David L. Boren (age 70) has been a director of the Company since April 1996. He is also a director of Continental Resources, Inc. He formerly served as a director of Hiland Partners, L.P. (2006-2008), AMR Corporation (1994-2011) and Texas Instruments, Inc. (1995-2011). Principal occupation: President of The University of Oklahoma, Norman, Oklahoma since November 1994; Co-Chair, President’s Intelligence Advisory Board, U.S. Government 2009-Present; Chairman, Oklahoma Foundation for Excellence Board of Trustees 1984-Present.

Mr. Boren brings to the Board a diverse set of skills with a focus on governance, human resources and compensation issues from his experiences as an Oklahoma state legislator, a former Governor of and U.S. Senator from Oklahoma and his present position as the President of the University of Oklahoma, where he oversees 13,000 employees and an annual operating budget of $1.6 billion.

(1)	Liberty, Globe, United American and American Income as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company and American Income Life Insurance Company, subsidiaries of the Company.

M. Jane Buchan (age 48) has been a director of the Company since October 2005. Principal Occupation: Chief Executive Officer and Managing Director of Pacific Alternative Asset Management Company, LLC, Irvine, California, an institutional fund of funds for pension plans of corporations, state governments and foreign retirement trusts, since March 2000; Director of the Chartered Alternative Investment Association (CALA).

Ms. Buchan’s 25 year career as an investment professional including experience as an analyst at J.P. Morgan Investment Management, various positions (including Director of Quantitative Analysis and Chief Investment Officer of Non-Directional Strategies) at Collins Associates, an institutional fund of funds and consulting firm, and as founder, Managing Director and CEO of Pacific Alternative Asset Management Company provides the Board with a broad range of investment management skills.

Robert W. Ingram (age 63) has been a director of the Company since October 2005. Principal Occupation: Retired Accounting Educator. (Senior Associate Dean 2004-May 2008 and Ross-Culverhouse Professor of Accounting in Culverhouse College of Commerce, University of Alabama, Tuscaloosa, Alabama 2002-July 2009).

Mr. Ingram’s background of 32 years as an accounting educator at the undergraduate and graduate collegiate levels in four different universities and his experience as Director of the Culverhouse School of Accountancy and Senior Associate Dean of the Culverhouse College of Commerce at the University of Alabama provides the Board with extensive accounting and financial reporting expertise.

Mark S. McAndrew (age 58) has been a director of the Company since July 1998. Principal occupation: Chairman since February 2006 and Chief Executive Officer since August 2005 of the Company. (Chairman of Insurance Operations of the Company, February 2003-August 2005; Chief Executive Officer, September 1999-August 2005, and President, October 1991-August 2005, of Globe.)

Mr. McAndrew has been employed within the Company organization for more than 30 years in a number of positions and areas with a focus on internal auditing, direct response marketing and sales and corporate administration. He has served in a variety of senior executive positions at all of the Company’s insurance subsidiaries, including as President and Chief Executive Officer of Globe, United American and American Income, as well as in the parent holding company.

Lloyd W. Newton (age 69) has been a director of the Company since April 2006. His term expires in 2013. He is also a director of Goodrich Corporation and Sonoco Products Company. Principal Occupation: Consultant. (Executive Vice President of Pratt & Whitney Military Engines, a Division of United Technologies Corporation, East Hartford, Connecticut, a manufacturer of aircraft engines, gas turbines and space propulsion systems, August 2000-March 2006).

Mr. Newton’s experiences as a retired U.S. Air Force General serving as Commander of Air Education and Training Command where he was responsible for the recruitment, training and education of Air Force personnel, allow him to provide the Board with extensive human resources and management expertise. His work at Pratt & Whitney Military Engines after retiring from the Air Force furnishes an international sales and business development perspective to the Board.

Sam R. Perry (age 77) has been a director of the Company since October 2004. Principal occupation: Attorney in Private Practice, Austin, Texas, since October 2004. (Shareholder and Of Counsel at Sneed Vine & Perry P.C., Austin, Texas December 2003-September 2004.)

Mr. Perry contributes to the Board from his more than 50 years of experience as a practicing attorney representing insurance companies in corporate and regulatory matters. His legal practice in a large Austin, Texas firm and as a sole practioner after retirement from that firm has included acquisitions and dispositions of both insurance companies and blocks of insurance business as well as a wide variety of insurance regulatory issues and appearances before insurance and other regulators.

Darren M. Rebelez (age 46) has been a director of the Company since February 2010. His term expires in 2013. Principal Occupation: Executive Vice President and Chief Operating Officer of 7-Eleven, Inc., Dallas, Texas, the world’s largest operator, franchisor and licensor of convenience stores, since August 2007. (US On the Run Franchise Manager and various executive positions, ExxonMobil Corporation, Fairfax, Virginia, July 2001-July 2007).

Mr. Rebelez brings to the Board experience as Chief Operating Officer of a large convenience store company targeted toward the middle income market with an emphasis on store development, franchising, information technology and business transformation. His prior work at ExxonMobil and Thornton Oil Corporation provides the Board with expertise in merchandising, strategic planning, management and marketing.

Lamar C. Smith (age 64) has been a director of the Company since October 1999. Principal Occupation: Executive Chairman, Vista Machining Company, Fort Worth, Texas, a supplier of fabricated parts to the defense industry, since January 2011 and Owner, Vista Commercial Technologies, LLC, Fort Worth, Texas since December 2011. (Chairman, January 1992-January 2007, and Chief Executive Officer, 1990-April 2007, of First Command Financial Services, Inc., Fort Worth, Texas, a financial services company providing insurance, mutual funds and banking services to middle income families including current and former commissioned and non-commissioned military officers; Chairman of First Command Bank, a subsidiary of First Command Financial Services, Inc., May 2007 - September 2007).

Mr. Smith’s experiences during a 30 year career at First Command Financial Services, including service as its President and Chief Operating Officer and as its Chairman and Chief Executive Officer, permit him to furnish the Board with an extensive perspective on insurance marketing issues and all aspects of the operations of a large independent insurance and financial services agency.

Paul J. Zucconi (age 71) has been a director of the Company since July 2002. He is also a director of Titanium Metals Corporation, American Beacon Funds (26 funds) and Affirmative Insurance Holdings, Inc. Principal occupation: Business Consultant, Plano, Texas, since January 2001; Director of National Kidney Foundation serving North Texas.

Mr. Zucconi brings to the Board extensive experience in accounting, financial reporting and auditing (both internal and independent) from his 33 year career with KPMG, where he was a partner for 25 years and very active in professional practice areas, including 17 years as a SEC Reviewing Partner. Since his retirement from KPMG in 2001, he has worked as a business consultant using his accounting expertise.

PROPOSAL NUMBER 2

Approval of Auditors

A proposal to ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012 will be presented to the stockholders at the annual meeting. Deloitte & Touche LLP served as the independent registered public accounting firm of Torchmark, auditing the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2011 and has served in this capacity since 1999. The Audit Committee of the Board has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2012 and has recommended that the stockholders ratify the appointment of Deloitte & Touche LLP for 2012.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

The Board recommends that stockholders vote FOR the proposal.

PROPOSAL NUMBER 3

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), enacted in July 2010, enables Torchmark stockholders to vote to approve, on an advisory and non-binding basis, the compensation of Torchmark’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

We are asking for stockholder approval of the compensation of our named executive officers, as disclosed on pages 19 to 42 of this Proxy Statement in accordance with SEC rules, which includes the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative compensation disclosures. This vote is not intended to address any specific item of compensation, but rather this vote relates to the overall compensation of our named executive officers and the compensation policies and practices described in this Proxy Statement.

The compensation of our executive officers is based on a philosophy that emphasizes and rewards the attainment of performance measures that, the Compensation Committee of the Board believes, promote the creation of long-term stockholder value and therefore align management’s interests with the interests of long-term stockholders. As described more fully in the Compensation Discussion and Analysis, the mix of compensation elements, the terms of the annual Management Incentive Plan and the terms of long-term equity incentive awards are all designed to enable the Company to attract, motivate, reward and retain key executives while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee believes that the design of the compensation program and the compensation of named executive officers under the program fulfill this objective. Stockholders are urged to read the section of this proxy statement entitled “Executive Compensation”, including the Compensation Discussion and Analysis, for a detailed discussion of how our compensation policies and practices implement our compensation philosophy.

This vote is advisory and therefore not binding on Torchmark, the Board of Directors or the Compensation Committee of the Board. The Board and the Compensation Committee value the opinions of Torchmark stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, Torchmark is asking stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related compensation disclosures.”

Recommendation of the Board

The Board of Directors recommends that stockholders vote “FOR” advisory approval of the resolution set forth above.

OTHER BUSINESS

The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, Mark S. McAndrew and Larry M. Hutchison will vote in accordance with their judgment on these matters.

INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is appointed by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

Name	Current Age	Principal Occupation and Business Experience for the Past Five Years
Danny H. Almond	60	Vice President and Chief Accounting Officer of Company since February 2007. (Vice President, Accounting of Company, December 2005 - February 2007).

Gary L. Coleman	59	Executive Vice President and Chief Financial Officer of Company since September 1999.

Steven J. DiChiaro	45	Executive Vice President and Chief Agency Officer of Liberty since December 2011. (State General Agent of American Income for the State of Colorado, June 2003 - December 2011).

Vern D. Herbel	54	Executive Vice President and Chief Administrative Officer of Company since April 2006; Chief Executive Officer of United American since July 2004; President of United American since December 2011; Executive Vice President of Globe and American Income since May 2002. (President of United American, July 2004 - November 2007).

Charles F. Hudson	55	President and Chief Executive Officer of Globe since August 2005.

Larry M. Hutchison	58	Executive Vice President and General Counsel of Company since September 1999.

Ben W. Lutek	53	Vice President and Chief Actuary of Company since August 2010. (Vice President and Actuary of Company, January 2008-July 2010; Senior Vice President and Actuary of United American, December 2002-December 2007).

W. Michael Pressley	60	Vice President and Chief Investment Officer of Company since April 2006.

Roger C. Smith	59	Chief Executive Officer of American Income since December 2003; President and Chief Executive Officer of Liberty since December 2011. (President of American Income, December 2003 - December 2011.)

Scott A. Smith	52	President of American Income since December 2011; Chief Marketing Officer of American Income since May 2004. (Executive Vice President of American Income, May 2004 - December 2011.)

Frank M. Svoboda	50	Vice President and Director of Tax of the Company since February 2005.

Glenn D. Williams	52	Executive Vice President and Chief Marketing Officer of Company since August 2005.

Stock Ownership

The following table shows certain information about stock ownership as of December 31, 2011 for the directors whose term continue after this Annual Meeting of Stockholders, the director nominees and executive officers of the Company, including shares with respect to which they have the right to acquire beneficial ownership on or prior to February 29, 2012.

	Company Common Stock or Options Beneficially Owned as of December 31, 2011(1)(2)
Name and City of Residence	Directly(3)	Indirectly(4)
Charles E. Adair Montgomery, AL	70,712	0
David L. Boren Norman, OK	20,640	0
M. Jane Buchan Corona Del Mar, CA	64,248	0
Robert W. Ingram Fort Wayne, IN	42,691	0
Mark S. McAndrew McKinney, TX	963,889	523,675
Lloyd W. Newton Lithia, FL	37,598	0
Sam R. Perry Austin, TX	66,582	0
Darren M. Rebelez Southlake, TX	12,709	0
Lamar C. Smith Fort Worth, TX	125,012	0
Paul J. Zucconi Plano, TX	65,444	5,794
Danny H. Almond Plano, TX	128,910	7,063
Gary L. Coleman Plano, TX	815,394	30,564
Steven J. DiChiaro McKinney, TX	0	0
Vern D. Herbel McKinney, TX	383,100	62,368
Charles F. Hudson Prosper, TX	216,933	4,335
Larry M. Hutchison Duncanville, TX	734,748	22,888
Ben W. Lutek McKinney, TX	130,650	8,817
W. Michael Pressley Garland, TX	167,100	594
Roger C. Smith Lucas, TX	226,868	2,446
Scott A. Smith McKinney, TX	54,525	0
Frank M. Svoboda Grapevine, TX	134,799	1,010
Glenn D. Williams Plano, TX	333,158	3,766
All Directors, Nominees and Executive Officers as a group:(5)	4,795,210	673,320

(1)	No individual director, director nominee or executive officer other than Mark S. McAndrew (1.4%) beneficially owns 1% or more of the common stock of the Company.

(2)	Messrs. Coleman, Almond, Pressley and Svoboda own 4,000, 11,400, 4,000 and 1,700 Torchmark Capital Trust III Trust Originated Preferred Securities, respectively, directly. Mr. Svoboda also owns 400 Torchmark Capital Trust III Trust Originated Preferred Securities indirectly through his spouse. Mr. Zucconi owns 1,500 Torchmark Capital Trust III Trust Originated Preferred Securities indirectly through a family limited partnership.
(3)	Includes: for Adair, 60,163 shares; for Boren, 9,000 shares; for Buchan, 54,000 shares; for Ingram, 27,000 shares; for McAndrew, 817,968 shares; for Newton, 27,000 shares; for Lamar Smith, 94,064 shares; for Zucconi, 58,350 shares; for Perry, 54,000 shares; for Rebelez, 9,000 shares; for Coleman, 505,500 shares; for Hutchison, 505,500 shares; for Lutek, 119,250 shares; for Pressley, 151,500 shares; for Roger Smith, 201,368 shares; for Herbel, 358,500 shares; for Hudson, 177,000 shares; for Williams, 281,674 shares; for Scott Smith, 54,525 shares; for Almond, 108,750 shares; for Svoboda, 132,750 shares and for all directors, executive officers and nominees as a group, 3,864,113 shares, that are subject to presently exercisable Company stock options.

Mr. DiChiaro became an executive officer in December 2011 and owned no Company common stock at December 31, 2011. He was awarded stock options in January 2012, but such options will not become first exercisable until January 2014.

(4)	Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director’s, executive officer’s or nominee’s home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes approximately 12,177 shares, 30,564 shares, 594 shares, 22,888 shares, 21,344 shares, 827 shares, 3,766 shares, 4,335 shares, 710 shares and 7,063 shares calculated based upon conversion of stock unit balances held in the accounts of Messrs. McAndrew, Coleman, Pressley, Hutchison, Herbel, Roger Smith, Williams, Hudson, Svoboda and Almond, respectively, in the Company Savings and Investment Plan to shares. Indirect ownership for Mr. Herbel also includes 20,512 shares held in his living trust and 20,512 shares held in his spouse’s living trust. Indirect ownership for Mr. Lutek includes 8,817 shares held in a family living trust. Indirect ownership for Mr. Svoboda also includes 300 shares held as custodian for his minor children.

Indirect beneficial ownership for Mr. McAndrew also includes 508,801 shares subject to presently exercisable Company stock options (shared right to dispose) and 2,697 unvested shares of restricted stock (sole right to vote) held as constructive trustee for the benefit of his former spouse pursuant to a 2009 divorce decree and accompanying qualified domestic relations orders. Mr. McAndrew disclaims beneficial ownership of all shares subject to presently exercisable options and unvested shares of restricted stock held by him as constructive trustee for his former spouse.

Indirect beneficial ownership for Roger Smith also includes 1,619 unvested shares of restricted stock (sole right to vote) held as constructive trustee for the benefit of his former spouse pursuant to a 2010 divorce decree and accompanying qualified domestic relations order. Roger Smith disclaims beneficial ownership of all unvested shares of restricted stock held by him as constructive trustee for his former spouse.

Indirect ownership for Mr. Zucconi includes 5,794 shares held in a family limited partnership.

(5)	All directors, nominees and executive officers as a group, beneficially own 5.0% of the common stock of the Company.

CORPORATE GOVERNANCE

Director Independence Determinations

The New York Stock Exchange (NYSE) rules require that Torchmark have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Torchmark and its subsidiaries (collectively, Torchmark), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In order to assist in the making of these determinations, the Board adopted the categorical standards prescribed by the NYSE as well as eleven additional categorical standards to assist it in making determinations of independence. All directors other than those deemed not “independent” under these standards will be deemed to be “independent” upon a Board determination.

These independence standards are available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. They are located under the Corporate Governance heading at Director Independence Criteria. You may also obtain a printed copy of the independent standards at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas.

Based on these categorical standards and after evaluation of the directors’ responses to an annual questionnaire, which included questions based on the above-described independence criteria as well as any related party transactions disclosable pursuant to Item 404(a) of SEC Regulation S-K, the Governance and Nominating Committee made recommendations to the Board of Directors regarding director independence on February 24, 2011 and February 22, 2012. Accordingly, as of the February 24, 2011 and February 22, 2012 Board meetings, the Board determined that the following directors continue to meet the categorical standards set by the Board and are “independent”: Charles E. Adair, David L. Boren, M. Jane Buchan, Robert W. Ingram, Lloyd W. Newton, Sam R. Perry, Darren M. Rebelez, Lamar C. Smith and Paul J. Zucconi. As of both February 24, 2011 and February 22, 2012, Mark S. McAndrew (as a Company employee) was not considered “independent”.

Board Leadership Structure

The Company has not separated the roles of Chairman of the Board and Chief Executive Officer; instead it has chosen to operate with a single person serving as Chairman and Chief Executive Officer (currently, Mark S. McAndrew). The Company believes that it can operate effectively with a combined Chairman and Chief Executive Officer while continuing to provide the appropriate level of corporate governance for shareholders, policyholders, regulators and our other constituent groups, given (1) the small size of the Board, (2) that there is only one director (the Chief Executive Officer) who is not independent and (3) that the Board has frequent executive sessions of only the independent directors with all of these executive sessions presided over by a lead independent director. For a number of years, the director serving as the Chair of the Governance and Nominating Committee performed the role of a presiding director, but the Board did not formally award this title to that Committee Chair. After review, on January 26, 2010, the Board determined to amend the Corporate Governance Guidelines in order to formally provide for the position of a lead independent director, to define the qualifications and duties of that Lead Director and to elect a director to serve as the Lead Director. As defined in Section H. of the Corporate Governance Guidelines, the Lead Director is elected annually by and from the independent directors currently serving on the Board; provided, however, that a director must have served a minimum of one year in order to qualify for election as the Lead Director. It is the intention of the Board that the position of Lead Director be rotated but no fixed number of terms which a person can be the Lead Director has been set. The Lead Director has duties, which include, but are not limited to, (a) coordinating scheduling of/preparation for Board meetings and executive sessions of the Board; (b) leading Board meetings if the Chairman is not present and leading all executive sessions of the independent directors; (c) acting as the principal liaison between the independent directors and the Chairman and Chief Executive Officer; (d) advising the independent committee chairs in fulfilling their roles and responsibilities; (e) defining the scope, quality and timeliness of the information flow between management and the Board; (f) leading the process of employing, evaluating and compensating the Chief Executive Officer: (g) coordinating Chief Executive Officer, director and Board performance evaluations; (h) approving retention of board consultants; (i) having authority to call meetings of the independent directors and (j) being available for consultation and communication with shareowners upon request. David L. Boren was elected Lead Director on January 26, 2010 and served in that role until April 29, 2010, at which time Charles E. Adair was elected Lead Director to serve for a one year term expiring April 28, 2011. Mr. Adair was re-elected Lead Director in April 2011 to serve for a term expiring April 26, 2012.

Board’s Role in Risk Oversight

While the Audit Committee regularly monitors and reports to the Board on the Company’s major financial risk exposures and the Compensation Committee examines and reports to the Board on the Company’s compensation programs and policies to ensure that they do not operate to incent Company executives to take risks which would adversely effect the Company, Torchmark’s Board has determined that overall responsibility for oversight of enterprise risk management at the Company is that of the entire Board. Accordingly, the Board has not chosen to establish a separately designated risk committee of the Board. Instead, the full Board oversees risk by regularly monitoring, receiving and reviewing written and oral reports from and interacting with a senior management level Enterprise Risk Management Committee (ERM Committee). The ERM Committee is chaired by the Company’s General Counsel and comprised of the Company’s Chief Executive Officer, its Chief Financial Officer, General Counsel, Chief Administrative Officer, Chief Actuary, Chief Investment Officer, Chief Accounting Officer, Chief Marketing Officer, Director of Internal Audit, Director of Human Resources and the Presidents/Chief Executive Officers of the principal insurance subsidiaries. The Chair of the Audit Committee serves as the Board’s liaison to the ERM Committee and attends all ERM Committee meetings. Other members of the Board are encouraged to attend and participate in meetings of the ERM Committee. The ERM Committee meets on a regularly scheduled basis to identify, evaluate and prioritize the various risk faced by the Company and its insurance subsidiaries, including, but not limited to, strategic, financial, investment, credit, market, liquidity, operational, legal and regulatory, compliance, information, technological, human capital, fraud, reputational and external risks, and to consider the mitigation of such risks. Directors may submit matters and issues at any time to be considered and reported on by the ERM Committee. In its four meetings held in 2011, the ERM Committee conducted focused examinations on risks relating to product pricing, interest rates, fraud, social media, information technology, regulatory, and the various risks inherent in the Company’s strategic plan with an emphasis on the Company’s three insurance product distribution systems and it reported on these examinations to the full Board.

Executive Sessions of the Board and Communications with the Board of Directors

Torchmark’s non-management directors have since October 2002 met in regularly scheduled executive sessions without any management participation by officers or employee directors. These executive sessions are currently held either before, after or otherwise in conjunction with the Board’s regularly scheduled, physically-held meetings each year. Additional executive sessions can be scheduled at the request of the independent directors. Beginning in 2004, at least one executive session per year is conducted with only independent directors present.

The Lead Director presided over the executive sessions during 2011. If that director had not been present, another independent director would have been chosen by the executive session to preside.

Security holders of the Company and other interested parties may communicate with the full Board of Directors, the Lead Director, the independent directors or a specific director or directors by writing to them in care of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Governance Guidelines and Codes of Ethics

Torchmark has adopted Corporate Governance Guidelines, a Code of Ethics for the CEO and Senior Financial Officers, and a Code of Business Conduct and Ethics for its directors, officers and employees, all of which comply with the requirements of securities law, applicable regulations and New York Stock Exchange rules. These documents are available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. They are located under the Corporate Governance heading. Printed copies of these documents may be obtained at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Committees of the Board of Directors

The Board of Directors has the following standing committees more fully described below: Audit, Compensation and Governance and Nominating. The Board may also, from time to time, establish additional special committees.

Audit Committee—The Audit Committee is currently comprised of Messrs. Zucconi (2011 Chairman), Ingram and Rebelez. All members of the Audit Committee are independent under the definition contained in the NYSE rules and fully comply with SEC rules and regulations. Mr. Zucconi serves on a total of four audit committees (three public corporations, including the Company, and one mutual fund group). On July 15, 2008, the Board determined that his simultaneous service on the audit committees of four public companies/fund groups does not impair his ability to serve on the Company’s Audit Committee.

The Audit Committee reviews and discusses with management and the independent registered public accounting firm the Company’s audited financial statements and quarterly financial statements prior to filing, the Company’s earnings press releases and financial information and earnings guidance, and the Company’s policies for financial risk assessment and management; selects, appoints, reviews and, if necessary, discharges the independent auditors; reviews the scope of the independent auditors’ audit plan and pre-approves audit and non-audit services; reviews the adequacy of the Company’s system of internal controls over financial reporting; periodically reviews pending litigation and regulatory matters; reviews the performance of the Company’s internal audit function; reviews related party disclosures to assure that they are adequately disclosed in the Company’s financial statements; other SEC filings and reviews and appropriately treats complaints and concerns regarding accounting, internal accounting controls or auditing matters pursuant to a confidential “whistleblower” policy; discusses the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures; and monitors and periodically reports to the Board regarding management’s enterprise risk management processes. Additionally, the Audit Committee meets with the Company’s independent auditors and internal auditors both with and without management present. The Audit Committee met eleven times in 2011 (four physically-held meetings and seven teleconference meetings).

The Audit Committee has a written charter, which is annually reviewed and updated if necessary. The committee charter is posted on the Company’s website and can be viewed by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Compensation Committee—The Compensation Committee is currently comprised of Messrs. Newton (2011 Chairman), Adair and Perry. All members of the Compensation Committee are independent under the rules of the NYSE, Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code.

The Compensation Committee determines the Company’s stated general compensation philosophy and strategy; reviews and determines the compensation of senior management of the Company and its subsidiaries at certain levels, including establishing goals and objectives for the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light thereof, and recommending his total compensation to the independent directors serving on the Board for their approval; establishes the annual bonus pool; administers the Company’s Section 162(m) bonus plan, retirement and other employee benefit plans and equity incentive plans; makes recommendations to the Board with respect to non-CEO executive compensation, incentive compensation plans and equity-based plans; reviews and recommends to the Board non-employee director compensation; reviews and discusses with Company management Compensation Discussion and Analysis and recommends to the Board that it be included in the annual proxy statement; and is responsible for the preparation of the Compensation Committee Report in the annual proxy statement. The Compensation Committee is authorized to employ its own independent compensation consultant and has retained Board Advisory, LLC as its independent compensation consultant. The Compensation Committee receives input and recommendations from the Chief Executive Officer and other members of Company management on compensation matters more fully described in the Compensation Discussion and Analysis section of this Proxy Statement and delegates certain day to day administrative functions for implementation of its compensation decisions and programs to Company officers. The Compensation Committee held five physical meetings and executed one unanimous written consent in 2011.

The Compensation Committee has a written charter, which is reviewed annually and updated if necessary. A copy of this charter is available on Torchmark’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Compensation committee interlocks and insider participation—Torchmark has no compensation committee interlocks or insider participation as defined by Item 407(e)(4) of SEC Regulation S-K.

Governance and Nominating Committee—The Governance and Nominating Committee is currently comprised of Ms. Buchan (2011 Chairwoman), Mr. Boren and Mr. Lamar Smith. All members of the Governance and Nominating Committee are independent under the NYSE rules.

The Governance and Nominating Committee has the following duties and responsibilities: receiving and evaluating the names and qualifications of potential director candidates; identifying individuals qualified to become Board members consistent with criteria set by the Board of Directors and recommending to the Board director nominees; recommending the directors to be appointed to Board committees, the committee chairs and the Lead Director; developing and recommending to the Board a set of governance guidelines for the Company; monitoring and annually evaluating how effectively the Board and Company have implemented the corporate governance guidelines; overseeing the development and monitoring the implementation of succession planning, both long term and emergency, for the Board, the Chief Executive Officer and Company management: and overseeing evaluations of the performance of the Board and Chief Executive Officer as coordinated by the Lead Director and monitoring the Chief Executive Officer’s evaluations of senior Company management. The Governance and Nominating Committee held four physical meetings in 2011.

The Governance and Nominating Committee will receive, evaluate and consider the names and qualifications of any potential director candidates from all sources, including shareholders of the Company. Recommendations of potential director candidates and supporting material may be directed to the Governance and Nominating Committee in care of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070. Additionally, any Company stockholder entitled to vote at a stockholders meeting in which election of directors will be considered may use the director nomination procedures contained in Article III, Section 2 of the Company’s Bylaws, which are described on page.18 of this Proxy Statement under Procedures for Director Nominations by Stockholders.

The Governance and Nominating Committee has a written charter, which is reviewed annually and updated if necessary. A copy of this charter is available on Torchmark’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at the address set out above.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, with input from its independent compensation consultant, has reviewed an inventory of the Company’s compensation programs, plans and practices for all its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

In connection with its evaluation of risks which may rise to the level of impacting the Company’s financial statements and financial reporting, the Audit Committee has also considered Company’s employee compensation programs, plans and practices as they may serve to incent risk-taking behavior impacting the Company’s financial statements and financial reporting. In the course of this examination, the Audit Committee has ascertained no compensation risks which would rise to the level of materially adversely impacting the Company’s financial statements and financial reporting.

Succession Planning

The Board is responsible for the succession planning process for both the Chief Executive Officer and directors. The Board reviews and regularly discusses with the Chief Executive Officer potential candidates which the Chief Executive Officer has identified from among senior management as possible successors for his position. The Board and the Chief Executive Officer also have the authority to examine persons outside of the Company organization as a part of the process to ultimately select a successor to the Chief Executive Officer. The Board may determine to employ outside professionals including consultants or search firms to assist in the CEO succession planning process. Candidates to succeed the Chief Executive Officer upon his retirement as well as in the event of any emergency involving, or the incapacity of, the Chief Executive Officer are considered and after discussion at the Board level, a successor to the Chief Executive Officer is determined. A written emergency CEO succession plan has been developed, approved by the Board and is currently in place. A similar process is followed by the Chief Executive Officer, consulting with senior management, to identify successors to the Chief Executive Officer’s direct reports (Chief Financial Officer, Chief Administrative Officer, Chief Actuary, Chief Legal Officer and the heads of the principal insurance subsidiaries). These potential successors are discussed with the Board and the Board’s concurrence is obtained on the designated successors. During 2010, the Board and Company management examined the succession planning process at all levels of the Company and its subsidiaries. A more formalized structure for identifying immediate and long-term successors for key personnel at all levels was established in the form of a written company wide long term succession plan and has been implemented. Both the emergency CEO succession plan and the Company-wide long term succession plan are reviewed at least annually by the Governance and Nominating Committee and discussed by the full Board in executive session.

Succession planning for directors is a principal focus of the Governance and Nominating Committee as well as the full Board. Using the standards for director independence set forth by the NYSE and the additional categorical standards adopted by the Board, the director qualification standards in the Corporate Governance Guidelines, and the Board-adopted statements on Qualifications of Directors and Procedures for Identifying and Evaluating Director Candidates, all of which are set forth in this Proxy Statement, as the basis for beginning the director succession process, the Governance and Nominating Committee and Board conduct extensive discussions regarding the qualities and characteristics to be sought in a successor to a retiring director or in a nominee to fill a newly created directorship. They evaluate potential director candidates from all sources, including shareholders and other security holders of the Company, and may employ consultants or professional director search firms to assist them in the process. After compiling a list of such potential director candidates, lead by the Lead Director, members of the Board, including independent directors, the Chief Executive Officer and the Lead Director, meet with these candidates and make recommendations for successor directors to the Governance and Nominating Committee and the full Board for decision.

Director Qualification Standards

Torchmark’s Corporate Governance Guidelines discuss the following director qualification standards:

1.	Board Membership Criteria, including independence, limits on the number of boards on which a director serves, a former chief executive officer’s Board membership and directors who change their present job responsibilities;

2.	Size of the Board;

3.	Term Limits;

4.	Retirement Policy; and

5.	Selection of the Chairman of the Board.

Additionally, on April 29, 2004, the Governance and Nominating Committee and the Board of Directors of Torchmark adopted a statement on Qualifications of Directors containing factors which should at a minimum be considered in the nomination or appointment of Board members.

More detail regarding these director qualification standards can be found in the Corporate Governance Guidelines by going to the Company’s website at www.torchmarkcorp.com and clicking on the Investor Relations page. The Guidelines and the Director Qualification Standards are located under the Corporate Governance heading. Printed copies of the Guidelines as well as the Director Qualification Standards may be obtained at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

One of the Board adopted statements on Qualifications of Directors as set out in the Director Qualification Standards deals with diversity. The Company does not have representational directors; the director nomination and selection process involves consideration of the Board as a collective group. The Board as an entirety should reflect appropriate diversity, and such diversity encompasses a wide range of personal and professional experiences, backgrounds, skill sets, age, gender, race, national origin and other demographic characteristics. The Governance and Nominating Committee has the primary responsibility to see that this and all the other Qualifications of Directors are implemented. As a part of the annual self evaluation process, one of a number of factors that the Board and the Nominating and Governance Committee consider is whether the Board as a whole reflects appropriate diversity. In its process to evaluate potential director nominees, the Governance and Nominating Committee also examines broadly defined diversity in determining and recommending director candidates.

Director Identification and Evaluation Procedures

The Governance and Nominating Committee and the Board of Directors of Torchmark utilize the following procedures for identifying and evaluating director candidates:

Procedures for Identifying and Evaluating Director Candidates

1.	The Lead Director, the Chairman and CEO, the Governance and Nominating Committee or other Board member identifies the need (a) to add a new Board member meeting specific criteria or (b) to fill a vacancy on the Board.

2.	The Governance and Nominating Committee initiates a search, working with Company staff support and seeking input from other Board Members and Senior Company Management. The Governance and Nominating Committee may also engage a professional search firm or other consultants to assist in identifying director candidates if necessary.

3.	Candidates that will satisfy any specific criteria and otherwise qualify for membership on the Board are identified and presented to the Governance and Nominating Committee.

4.	The Lead Director, the Chairman and CEO and at least one member of the Governance and Nominating Committee will interview prospective candidate(s).

5.	The Governance and Nominating Committee meets to consider and approve final candidate.

6.	The Governance and Nominating Committee seeks full Board endorsement of selected candidate.

7.	In making its selection, the Governance and Nominating Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates.

Procedures for Director Nominations by Stockholders

Article III, Section 2 of the Company’s By-Laws provides for procedures pursuant to which Company stockholders may nominate candidates for election as a director of the Company. To provide timely notice of a director nomination for an annual meeting of stockholders, the stockholder’s notice must be received at the principal offices of the Company (3700 South Stonebridge Drive, McKinney, Texas 75070) not later than the close of business on the 75th day or earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting and must contain the information specified in our By-Laws.

You may find the Company’s By-Laws by going to the Company’s website at www.torchmarkcorp.com and clicking on the Investor Relations page. The Company By-Laws are located under the Corporate Governance heading. Printed copies of the By-Laws may also be obtained at no charge by writing the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Board and Annual Shareholder Meeting Attendance

During 2011, the Board of Directors held four physical meetings. In 2011, all of the directors attended at least 75% of the meetings of the Board and the committees on which they served. The Board also acted three times by unanimous written consent.

Torchmark has a long standing policy that the members of its Board of Directors be present at the Annual Meeting of Shareholders, unless they have an emergency, illness or an unavoidable conflict. At the April 28, 2011 Annual Meeting of Shareholders, all directors were present except Mr. Perry, who was absent because of a family illness.

Sustainable Business Practices

Torchmark’s Board and its management recognize the importance of sustainability and believe we have a responsibility to utilize natural resources as efficiently as possible. A variety of conservation initiatives have been implemented through upgrades to our home office facilities, information technology systems and a general focus on increasing employee awareness. Sound sustainability practices are an important component of both good corporate citizenship and sound fiscal management.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s financial performance during 2011 was much improved from the prior year, despite a difficult year industry-wide for insurance sales. Consistent with our pay for performance philosophy, the Compensation Committee reflected this improved performance in compensation awards to the Company’s officers. Executive salaries were increased an average of 6% (excluding promotions) and annual cash bonuses increased by 18% from the prior year.

Option and restricted stock awards made in 2011 (reflecting 2010 performance) were increased about 6% on a share equivalent basis1 – excluding two special retention grants. During 2011, the Compensation Committee conducted a thorough analysis of its long-term equity incentive grant practices and made a decision to begin utilizing performance share awards in 2012 instead time-vested restricted stock for the most senior positions. These awards will directly tie these executives’ compensation to the achievement of goals outlined in Torchmark’s strategic plan for consistent and sustained year over year growth in underwriting income, earnings per share and return on equity. On a share equivalent basis, 2012 long-term incentive awards to the named executive officers were reduced 4% from 2011 (excluding the two retention grants). This reflects our new grant guidelines that were based on a smaller number of shares outstanding.

Compensation Philosophy

Torchmark’s executive compensation philosophy is consistent with our business philosophy. Our compensation philosophy emphasizes and rewards consistent, steady growth in earnings per share, underwriting income per share and return on equity, which we believe provides long-term value to our shareholders and therefore aligns management’s interests with our shareholders’ interests. Our compensation philosophy also considers competitive remuneration practices in the insurance and financial services sector as we seek to attract, motivate, reward and retain our key executives at both the holding company and subsidiary levels. Our philosophy has historically resulted in executive compensation at the Company which generally emphasizes equity and equity-linked compensation while placing less emphasis on cash compensation.

Roles in Compensation Decisions

The Compensation Committee of our Board of Directors is responsible for determining the compensation of our senior executives at Torchmark and its subsidiaries in accordance with our stated compensation philosophy and strategy. With certain input from the Chief Executive Officer (CEO) and other members of senior management and the assistance of its independent compensation consultant, the Compensation Committee sets the total compensation in various forms that our named executive officers (the CEO, Chief Financial Officer (CFO) and the other executives listed in the compensation tables in this Proxy Statement, collectively the NEOs) receive. The committee ensures that the mix of compensation among these various elements is appropriately balanced and also considers the retirement and other benefits available to our NEOs in order to ensure that their compensation is fair, reasonable and competitive. Our mix of pay elements is based on the principle that Torchmark’s business is inherently long-term in nature and not generally subject to dramatic year over year variances in performance. Accordingly, our pay plans emphasize long-term equity accumulation (e.g., option grants), longevity (e.g., pension) and stability (e.g., restricted stock grants).

1	We define share equivalents as the number of options divided by 3.1 (as specified in the 2011 Incentive Plan) plus the number of restricted shares plus the number of performance shares times .8 (to reflect the relative risk of performance-based vesting versus time-based vesting).

Company management, including our CEO, CFO and General Counsel, support the Compensation Committee, attend portions of its meetings at its request, make recommendations to the Compensation Committee and perform various day-to-day administrative functions on behalf of the committee in connection with our cash and equity compensation programs and plans. Specifically, our CEO provides input to assess the effectiveness of the existing compensation philosophy and programs, assists in the design of new compensation programs and the modification of existing programs and makes specific recommendations regarding the potential bonus awards and the amount and mix of the cash and equity compensation to be paid to certain levels of officers, including all NEOs except himself.

The Compensation Committee has the authority to employ outside advisors, experts and other professionals to assist it. During 2011, the committee retained Board Advisory, LLC, an independent compensation consulting firm. Neither Board Advisory nor any of its affiliates provides any consulting services to the Company. In 2011, at the request of the committee, Board Advisory performed an analysis of the Company’s long-term incentive award grants; a review of the competitiveness of the total cash and equity-based compensation paid to the CEO and the other NEOs; and provided certain special reports and analyses requested by the Compensation Committee, such as a discussion of proxy advisory service recommendations with respect to executive compensation and recommendations regarding long term incentive grant guidelines.

Setting Executive Compensation

The Compensation Committee considers market compensation comparisons as it determines the elements, appropriate levels and mix of compensation to be paid to the executive officers in order to retain the insurance executives necessary to the successful operation of the Company. The committee does not operate with rigid standards for the level and mix of the compensation elements it awards. Rather, it works using this market analysis and other inputs from Company management and its compensation consultant. As mentioned, the historic emphasis and conscious design of the Company’s compensation philosophy has been to deliver a large portion of pay in a variable format as long-term incentive awards, typically in the form of stock options and restricted stock awards, rather than through primarily annual cash bonuses.

During 2010, the Committee conducted a fundamental review of the peer group, considering such factors as labor market competitors, capital competitors (companies considered peers by stock analysts), market competitors, peers of existing peers, and peers utilized for strategic planning. The Committee decided to add Assurant, Inc and remove Genworth Financial. The remaining peer group consists of: AFLAC, American National, Assurant, CNO Financial Group (formerly Conseco), Lincoln National, Phoenix Companies, Principal Financial, Protective Life, StanCorp Financial Group and UNUM Group . The Committee made no changes to this peer group in 2011. The median fiscal year 2010 Total Policy Income1 for this peer group was roughly $3.3 billion versus $2.7 billion for Torchmark – a value between the median and the 25th percentile of the peer group. The median Enterprise Value2 for these peer group companies at year-end 2010 was approximately $4.2 billion, with Torchmark having an Enterprise Value ($5.5 billion) between the median and the 75th percentile of this peer group.

Part of the Committee’s process of structuring and setting executive compensation includes conducting annually, with the assistance of its consultant, a detailed pay and performance analysis of compensation for the Company’s executive officers relative to the pay and performance of executives occupying similar positions in its peer group. The results of these analyses, including the analyses done in 2011 for 2007 to 2010 performance, show that the Company’s performance as measured for compensation purposes is relatively higher versus the peer group than the relative total compensation levels as compared to the Company’s peer group. For 2010, the cash compensation (salary plus annual bonus) paid to the CEO and other NEOs was below the 25th percentile of the peer group’s cash compensation. Total compensation, including cash compensation the grant date fair value

1	Torchmark’s business model does not place emphasis on capital accumulation products (e.g., annuities) that produce significant investment income (as a percentage of revenue). Accordingly the Committee chose to compare the peers based on policy income which largely reflects premiums and fees.

2	Enterprise Value is market capitalization of common equity plus book value of debt minus cash.

of stock awards, increased value of pension benefits and other compensation, for the CEO was below the 25th percentile on a one-year basis and between the 25th percentile and median on a three-year average basis. Total compensation for the other NEOs was about equal to median on both a one-year and three-year average basis.

The pay for performance relationship was further examined by looking at realizable pay for the CEO versus total shareholder return for the period 2008 to 2010. This is shown in the adjacent graph—“Pay for Performance”. The horizontal axis of the graph is the percentile ranking of total shareholder return for 2008 to 2010. The vertical axis of the graph is the percentile ranking of realizable pay earned for 2008 to 2010. Realizable pay is defined as cash payments received (e.g., salary, bonuses, etc.) plus pension value increases and the value of “other” compensation plus realized value of options exercised or shares that vest plus the change in unrealized value of all outstanding equity awards. In contrast to the information reported in the summary compensation table which for stock awards reflects the grant date fair value of the award, realizable pay provides a better picture of the amounts actually earned. The graph shows that although Torchmark’s total shareholder return performance was at the 88th percentile of the peer group the realizable compensation of the CEO was at the 75th percentile.

Pay For Performance

Assessment of 2011 Advisory Vote on Executive Compensation

Torchmark conducted its first non-binding, advisory stockholder vote on executive compensation as disclosed in the 2011 Proxy Statement (known as a “Say-on-Pay” vote) as well as an advisory vote on how frequently stockholders would have the opportunity to have a “Say-on-Pay” vote (known as a “Say-on-Frequency” vote) at its Annual Meeting held April 28, 2011. At that meeting stockholders overwhelmingly approved, on an advisory basis, the executive compensation disclosed in the 2011 Proxy Statement (97%) and annual “Say-on-Pay” votes (90%) as recommended by management. The Company has considered these results of the “Say-on-Pay” vote and the “Say-on-Frequency” vote in determining its compensation policies and decisions. Company management evaluated the support levels in these advisory votes in making its recommendations to the Compensation Committee regarding 2012 salaries, 2012 bonuses and equity awards to the named executive officers following a “pay for performance” model. The Compensation Committee also reviewed these 2011 voting results and took them into consideration in fixing the compensation levels for the named executive officers other than the CEO in 2012 and in making its recommendations to the full Board regarding CEO compensation in 2012.

Elements of Compensation

The total compensation package for all executives at Torchmark and its subsidiaries, including the named executive officers, consists of multiple elements. Some of these elements focus on compensation paid during the executive’s active working career while others focus on compensation and benefits paid on or related to retirement. Executives may also receive certain limited perquisites and personal benefits. The elements included in compensation available to executives during fiscal year 2011 included:

•	Base salaries;

•	Cash bonuses;

•	Long-term equity incentives in the form of stock options and restricted shares;

•	Retirement and other benefits; and

•	Perquisites and personal benefits.

Base Salaries

The Compensation Committee fixes (or, in the case of the CEO, recommends to the Board) base salaries for our NEOs. Effective January 29, 2012, the Compensation Committee or the Board increased salaries for the NEOs with the exclusion of Mark McAndrew (whose increase was effective February 26, 2012) as shown in the table below:

	2011 Salary	2012 Salary	% Increase
Mark McAndrew	$1,000,000	$1,100,000	10%
Gary Coleman	600,000	650,000	8.3%
Larry Hutchison	600,000	650,000	8.3%
Vern Herbel	465,000	490,000	5.4%
Roger Smith	435,000	475,000	9.2%

Annual Cash Bonuses

Annual cash bonuses are a key component of our executive compensation program. To ensure the tax deductibility of bonuses paid to executives, we have an annual Management Incentive Plan (Section 162(m) Plan), under which we may pay annual cash bonuses to the CEO and the other NEOs. Criteria set by the Compensation Committee under this plan stipulate that Net Operating Income per share must increase by 2% from the prior year for any bonuses to be payable and that, in such case, a bonus pool equal to 1.5% of pre-tax operating income will be established. For 2011, this pool was $11,458,000. The bonus payable to Mr. McAndrew cannot exceed 30% of the pool ($3.437 million for 2011) and the total bonus paid to the other named executives cannot exceed 30% of the total (7.5% per individual). The Compensation Committee is also authorized to pay discretionary bonuses to executives outside of the Section 162(m) Plan, which may or may not be tax deductible.

As noted, the Section 162(m) Plan establishes an upper limit for bonuses to ensure tax deductibility. The actual bonuses paid are developed using an annual incentive plan framework that determines an initial award, subject to adjustment as the Committees deems appropriate. For 2011, the Compensation Committee established the annual incentive plan framework tied to three metrics, assigning 40% weight to earnings per share growth (ranging from 2% to 12%); 30% weight to underwriting income growth (ranging from 1% to 7%); and 30% weight to return on equity (ranging from 12.8% to 14%), subject to the exercise of discretion on the part of the Compensation Committee to further adjust the bonuses based upon consideration of subjective factors.

For 2011, EPS grew 9.6%, underwriting income grew 4.2% and ROE was 13.8%, yielding an overall bonus pool of $3.973 million for the named executive officers, or about 140% of the target bonus amount.

The bonus recommended to the independent members of the Board for payment to the CEO, and the bonus payments made to three of the other four NEOs was determined based on the incentive framework described above (i.e., 140% of their Targeted Bonus Amounts). A different framework had been established for Mr. Smith, reflecting his responsibilities as Chief Executive Officer of the Company’s insurance subsidiary American Income1. Based on this framework, Mr. Smith would have earned a bonus of $219,000. However, Mr. McAndrew advised the Committee that sales increased later in the year than were anticipated in the framework, and were actually on a better trajectory at year end. Accordingly the Committee concluded that this framework did not properly reflect Mr. Smith’s actual contribution for the year and adjusted his bonus to $400,000. The Committee agreed to recommend to the Board a bonus award for Mr. McAndrew and to pay the following actual bonuses to the other NEOs listed below:

	Target Bonus as a % of Salary	Targeted Bonus Amount(1)	Actual Bonus Paid
Mark McAndrew	150%	$1,500,000	$2,104,000
Gary Coleman	80%	480,000	674,000
Larry Hutchison	80%	480,000	674,000
Vern Herbel	80%	360,000	522,000
Roger Smith	80%	348,000	400,000

(1)	Reflects target bonus amount based on targeted EPS growth, underwriting income growth and ROE in 2011. The degree to which these objective criteria were achieved, along with subjective criteria considered by the Committee, were used in determining (or, in the case of the CEO, recommending to the independent members of the Board) the amount by which the maximum bonus amount payable to each participating named executive officer would be reduced. The threshold bonus amount is equal to half the target. The maximum bonus is equal to the lesser of twice the target or the amount allowed by the Section 162(m) Plan.

Long-Term Equity Incentives

The principal vehicle we use to distribute long-term incentive compensation to our Company and subsidiary executives, officers and key employees is stock options, which we first began awarding in 1984. From time to time, we have also awarded restricted stock to certain senior executives, and we began a renewed emphasis beginning in 2006 on the use of restricted stock awards to certain senior executives for retention purposes as an incentive to work beyond the established early retirement age of 55.

The incentive plan under which stock options and restricted stock were awarded in 2011 was the Torchmark Corporation 2011 Incentive Plan (the 2011 Plan). The purposes of the 2011 Plan are to promote the success and enhance the value of Torchmark by linking the personal interests of employees, officers, directors and consultants of the Company and its subsidiaries to our shareholders and to provide these persons with an incentive for outstanding individual performance.

In making individual long-term incentive awards, we do not follow the common industry practice of determining a competitive annual grant value and then calculating a number of shares to be awarded based on that value. That approach produces the counterintuitive result of larger share grants when stock prices decline and smaller grants when prices increase. It also distorts the relative value of option versus full-value share awards (e.g., restricted stock, performance shares) during times of market turmoil. Instead it has been our practice to set award guidelines by position and keep those share levels constant over a period of time. Individual awards are then made relative to the guidelines, reflecting the individual’s performance and retention needs. The awards made for 2011 were made using the grant guidelines that we have employed since 2006. Subsequent to the stock

1	This framework reflected American Income’s growth in net sales, growth in premium and growth in underwriting income.

split announced in May 2011, we developed new awards guidelines, based on an analysis of peer grant practices, measured in terms of dilution rather than dollar value. This approach eliminates differences in stock performance between companies and was based on our longer-term assessment of the relative value of the various incentive vehicles utilized. Subsequent to the shareholders’ approval of the 2011 Plan, the Compensation Committee, as the administrator of the plan, selected, based upon recommendations from the Chief Executive Officer, the NEOs (other than the Chief Executive Officer), other officers and key employees (a total of 126 persons) who received non-qualified stock option grants and/or restricted stock awards. They also recommended to the independent members of the Board of Directors the award of restricted shares and stock options to the Chief Executive Officer. Also, in a April 28, 2011 meeting, the independent members of the Board of Directors acted upon the recommendation from the Compensation Committee and awarded CEO Mark McAndrew non-qualified options and restricted stock with a grant price equal to the market closing price on that date. In making the 2011 grants, the Committee considered Mr. McAndrew’s recommendations, individual performance and the Company’s succession planning and retention needs. It should be specifically noted that Mr. Coleman and Mr. Hutchison received two grants of restricted stock. As described more fully in the 2011 Grants of Plan-based Awards table on page 30, one grant, of 12,000 shares each, had the normal 20% per year vesting requirement applicable to all other such grants made in 2011. A second grant of 30,000 shares each does not vest until April 28, 2016 except upon death or disability. These second grants were specifically designed to retain these key executives for succession purposes.

This was a year of transition in Torchmark’s approach to executive compensation, particularly in the area of long-term incentive awards. Awards made in 2011 were the same mixture of stock options and time vested restricted stock that the Company has granted since 2006. However, during 2011, the Committee extensively considered the size of awards and alternative incentive vehicles. In early 2012, following an analysis of peer grant practices and development of new grant guidelines, the Committee began a significant change in grant practices. The 2012 awards for Mr. McAndrew, Mr. Coleman and Mr. Hutchison replaced the time vested restricted stock component of previous grants with grants of performance shares, the vesting of which is directly tied to performance goals outlined in the Company’s strategic plan. These grants (of 30,000 shares for Mr. McAndrew and 25,000 shares each for Mr. Coleman and Mr. Hutchison) will vest following the end of 2014 based on the extent to which the Company achieves various performance goals established by the Committee relating to three year growth in EPS, growth in underwriting income and average ROE over the period 2012 to 2014.

The 2011 Plan authorizes the Compensation Committee to set the restrictions on restricted shares (for example, performance-based or tenure of service) and their vesting periods. The Compensation Committee also is charged with determining the type of stock options they award or recommend (incentive or non-qualified), the time and conditions of exercise of options and the methods of acceptable payment to exercise stock options. All stock options are granted with exercise prices equal to the fair market value of Torchmark’s common stock, which is defined by the 2011 Plan as the NYSE market closing price on the grant date. The grant date for stock options and restricted share awards is the date of the Compensation Committee or Board meeting at which the Compensation Committee or the independent members of the Board review and determine the persons to receive options or restricted stock and the number of options or restricted shares.

The Compensation Committee and the independent members of the Board do not time the grant of stock options or restricted shares in consideration of the release of material non-public information, whether or not that information may favorably or unfavorably impact the price of Torchmark common stock. The consideration and grant of equity incentive awards to participants in the 2011 Plan, whether in the form of options or restricted shares, normally occur during the window period of each year which opens following the release of the prior year’s reported earnings.

Stock Ownership/Retention Guidelines

Since January 1, 2007, we have had the following formal stock ownership guidelines.

•	The Chief Executive Officer of Torchmark must acquire and hold shares of Torchmark stock with a market value equal to at least five times his annual salary;

•	The executive vice presidents of Torchmark must acquire and hold Torchmark stock with a market value equal to at least three times their respective annual salaries;

•

The presidents/chief executive officers of Torchmark’s principal insurance subsidiaries must acquire and hold Torchmark stock with a market value of at least two times their respective annual salaries; and

•

Non-employee directors of Torchmark must acquire and hold Torchmark stock with a market value equal to at least five times that portion of their annual retainer which may be paid in cash (Annual Cash Retainer).

All such directors, the Chief Executive Officer and the executive officers have a five-year period from the January 1, 2007 inception of these guidelines, their initial election as a director (if first elected after January 1, 2007) or their initial inclusion in the above-described categories of executive officers (the Initial Compliance Date) to attain the minimum ownership levels; provided, however, that non-employee directors serving on the Company Board on the July 1, 2010 effective date of an increase in their Annual Cash retainer have an additional three year period from their Initial Compliance Date to acquire the necessary additional shares to meet the applicable guideline. For purposes of meeting these stock ownership guidelines, common and trust preferred shares deemed owned, either directly or indirectly, for reporting purposes pursuant to Section 16(a) of the Securities Exchange Act of 1934, shares held in unitized stock funds in the Company’s thrift, 401(k) and profit sharing and retirement plans, time-vested restricted stock and restricted stock units are counted. If minimum ownership levels are not met within the five-year period, the executive or director may not (1) sell any shares owned outright, (2) sell any restricted shares upon their vesting, other than as may be necessary to satisfy withholding tax obligations and (3) execute a “cashless” stock option exercise except for one in which only the number of shares necessary to pay the exercise price and withholding taxes are sold with the executive or director holding all the remaining shares.

On February 22, 2012, the Company’s Board made certain amendments to the stock ownership guidelines.

•	All chief executive officers of Torchmark’s principal insurance subsidiaries will continue to have a guideline of shares with a market value of two times their annual salary;

•

Executive officers of the Company and its principal subsidiaries designated from time to time by the Governance and Nominating Committee will have a guideline of shares with a market value equal to their annual salary – a new class of executives covered by stock ownership guidelines which will include the Company’s Chief Accounting Officer, its Chief Investment Officer, its Chief Actuary, its Vice President and Director of Tax and the President and Chief Marketing Officer of American Income, a principal insurance subsidiary of the Company;

•

Until the minimum ownership levels are attained within the requisite period, the director or executive cannot sell any shares owned out right, sell any restricted shares when vested other than those necessary to pay withholding taxes, or execute a “cashless” cashless option exercise where more shares are sold than are necessary to pay the option exercise price and withholding taxes;

•

The executive or director must retain all “profit shares” (the net shares remaining after payment of the option exercise price and taxes owed at the time of an option exercise, vesting of restricted stock or earnout of performance shares) until minimum ownership levels are met; provided, however, that in exceptional circumstances, upon obtaining an advance waiver of the guidelines from the Governance and Nominating Committee of the Board, profit shares may be sold; and

•	Performance award shares are not counted toward attainment of the ownership guidelines.

We have no formal stock retention policy for shares derived from stock options or other equity grants. The Company believes the decisions as to when to exercise options and whether to retain stock should be each individual award recipient’s decision once the stock ownership guidelines have been met. Our insider trading policy prohibits executives from trading and/or writing put and call options and other derivative vehicles in order to hedge positions or speculate in Company stock.

Retirement and Other Benefits

Retirement benefits provided to executives consist of a defined benefit pension plan benefit, a group term life insurance benefit, additional life insurance under Retirement Life Insurance Agreements, post-employment health coverage and, in the case of certain executives, benefits under a closed, “frozen” supplemental executive retirement plan (SERP) or the new SERP which commenced January 1, 2007. While some of these retirement benefits are available to all eligible employees (e.g., pension plan benefit, group term life insurance and post-employment health coverage), other benefits are only available to designated executives when they retire ( e.g., Retirement Life Insurance Agreements and benefits under the frozen SERP or the new SERP). The Company has chosen to provide such benefits either broadly or to specific individuals to attract and retain employees and executives by enabling retirement savings and planning. The new SERP was put in place to encourage executives at certain levels to continue to work past the Company’s established early retirement age of 55.

Messrs. McAndrew, Coleman, Hutchison and Herbel and Smith are among the 30 persons designated in 2011 by the Compensation Committee as participants in the new SERP. Each of these NEOs except Mr. Herbel and Mr. Smith also participated in the old frozen SERP. As a condition of participation in the new SERP, Messrs. McAndrew, Coleman and Hutchison agreed to forfeit their frozen SERP benefits unless their fixed frozen SERP benefit would be larger than their respective benefits under the new SERP at the time of their retirement. Since their new SERP benefits now would exceed their respective frozen SERP benefits, they will have no benefits from the frozen SERP.

Savings Plans

Eligible executives and employees may choose to participate in the Torchmark Corporation Savings and Investment Plan (the Thrift Plan), a funded tax-qualified defined contribution plan. During 2006 and earlier years, they could elect to contribute a designated percentage up to 16% of their after-tax salary to the Thrift Plan and select an investment fund or funds from a menu offered by the plan. The Company would match on a 50% basis all employee contributions up to 6% of the employee’s salary. Investment vehicles included a unitized Company common stock fund and a broad spectrum of unaffiliated mutual funds.

Based upon the recommendations of the Compensation Committee as well as Company management, the Board of Directors approved a series of amendments to the Thrift Plan, effective January 1, 2007, which inserted provisions under Section 401(k) of the Internal Revenue Code (I.R.C.) for pre-tax contributions commencing on that date. No additional after-tax contributions were permitted to the Thrift Plan after December 31, 2006. The Company matches the employee’s pre-tax contributions at 100% on the first 1% of salary and at 50% on the next 5% of salary up to a maximum annual match of $8,575. The employee may contribute up to the maximum amount allowed by the I.R.C annually (in 2011, $16,500) which is not matched by the Company, and if he or she is age 50 or older, the employee may make an annual “catch-up” contribution of up to an additional $5,500, which is also not subject to Company matching. These contributions can be directed to the same type of investment funds as previously available. Each of the NEOs participates in this plan.

Torchmark has maintained a supplemental savings and investment plan (the Supplemental Thrift Plan) which was frozen in 1992. This plan was terminated and all account balances were paid to participants on March 31, 2011. The Supplemental Thrift Plan, an unfunded, non-qualified defined contribution plan, allowed the Company to match participating executive’s contributions above the levels then permitted under the Thrift Plan. No further contributions were made to the Supplemental Thrift Plan after 1992, with only interest accruing to executives’ accounts. Of the NEOs, only Mr. McAndrew had a frozen account in this plan which was paid to him in March 2011.

Deferred Compensation Plan

Torchmark has historically provided a traditional unfunded, deferred compensation plan to certain eligible executive officers and directors who may elect to defer all or any part of their compensation into an interest-bearing memorandum deferred compensation account until they terminate their elections. Elections must indicate the payment commencement date and the method of distribution, either in a lump sum or equal monthly installments (not to exceed 120). Interest on the account is paid at a rate equal to the average yield for Corporate Aa bonds per Moody’s Bond Survey, less a .5% expense allowance. In 2008, this plan was amended to rename the plan the Torchmark Corporation Restated Deferred Compensation Plan, to provide that those persons newly eligible to participate in this plan must be officers of the Company eligible to participate in the new SERP (which would currently include the CEO and the other NEOs), and to provide that directors not already participating in the plan will not be eligible participants. None of the NEOs participates in this plan.

Retirement Life Insurance Agreements

Torchmark provides retirement life insurance benefit agreements to a closed group comprised of certain of its executives, including the NEOs, and certain executives of its subsidiary companies. These retirement life insurance benefit agreements replace an insurance payment program to that same group of executives which was terminated in 2001. The agreements provide a life insurance benefit to a participating executive effective upon the later of their 65th birthday or their retirement date with coverage equal to a designated percentage, which will vary, based upon the employee’s age at the nearest birthday to their date of retirement, from 65% at age 55 to 100% at ages 62 or over, of an amount equal to two times the employee’s salary and bonus in their final year of employment prior to retirement, less $5,000. Such insurance benefits, which are payable on the participating executive’s death, for certain executives may not exceed $1,995,000 and for other executives may not exceed $495,000. Each of the NEOs has a Retirement Life Insurance Agreement with a $1,995,000 maximum benefit.

Perquisites and Personal Benefits

We have chosen to offer only a very limited number of perquisites and personal benefits to our NEOs, including the personal use of Company aircraft, personal use of a Company pool vehicle, Company-paid country club and other club dues, personal use of Company-paid tickets to events where the most expensive tickets utilized in 2011 had a face price of $250 per ticket, costs associated with spouses’ travel to Company meetings and holiday gifts. We have not incurred significant expense as a result of the usage of perquisites and personal benefits and have eliminated some perquisites such as company cars. The aggregate incremental cost of perquisites for 2011 exceeded $10,000 for three of the NEOs reflected in the Summary Compensation Table. Perquisite and other personal benefit disclosures are reviewed annually and approved by the Audit and/or the Compensation Committees.

Termination of Employment and Change in Control

All employees, including the NEOs, holding Torchmark stock options have option grant agreements which provide for varying exercise periods after termination of employment depending on the circumstances of the termination (voluntary termination, involuntary termination without cause, early retirement at age 55 or older, early retirement at age 60 or older, normal retirement at age 65 or older, disability and death). Generally, currently outstanding stock options provide for post-termination exercise periods ranging from one month for voluntary terminations to the longer of the remaining option term or one year from the date of death in the case of the optionee’s death. Any unvested options immediately vest in full upon retirement at or after age 65, on disability or on death. Termination of employment for cause results in expiration of all options on the date of the termination notice.

Change in control provisions are contained in various Company plans applicable to executives as well as to all Company employees. Options granted under the Company’s 2005 Incentive Plan, its 2007 Long-Term Compensation Plan and the 2011 Plan provide that such options become fully exercisable if the executive’s employment is terminated without cause or the executive resigns for good reason within one year (under 2005 Incentive Plan), or two years (under the 2007 Long-Term Plan and the 2011 Plan) after the effective date of a change in control. The Section 162(m) Plan requires that the plan must be assumed by a successor to the Company and that bonus payouts accelerate if an executive is terminated without cause or the executive resigns for good reason following a change in control of Torchmark.

While our executives are subject to post-termination obligations for confidentiality pursuant to confidentiality agreements which they sign while employed, they are generally not subject to other restrictive covenants such as those dealing with non-solicitation or non-competition unless negotiated at the time of their departure. The post-termination confidentiality obligation does not relate to any compensation or benefits payable or to be payable upon certain triggering events.

Torchmark and its subsidiaries do not enter into employment contracts, severance agreements, salary continuation agreements or severance plans with executives or directors at the time of their employment or election, respectively. To the extent that executives negotiate oral or written severance arrangements or other post-termination payments for current cash compensation, benefits and perquisites and outstanding equity compensation (outside of the provisions of the applicable stock incentive plan), this is done on an individual basis at the time of their contemplated departure. Perquisites and other personal benefits are typically not extended on a post-termination basis.

Clawback Provisions

Bonuses paid to executives pursuant to the Section 162(m) Plan are subject to “clawback” provisions. If the Company’s financial results are materially restated, the Compensation Committee has the authority to recapture prior payments they determine to have been inappropriately received by an executive as well as to require the executive to forfeit the right to receive any future payments under the plan. Additionally, if the Company’s financial results are restated due to fraud or material noncompliance by the Company, as a result of misconduct, with any financial reporting requirements of the federal securities laws, any executive participating in the plan who the Compensation Committee determines participated in or was responsible for the fraud or material noncompliance causing the restatement must repay any amounts paid to him in excess of those that would have been paid under the restated results and forfeits the right to receive any future payments under the plan.

Awards made pursuant to the 2011 Plan may be recaptured by the Company on the occurrence of certain specified events if the Compensation Committee so specifies in the award certificate or grant agreement. Such specified events may include, but are not limited to, termination of employment for cause; violation of material Company policies; breach of noncompetition, confidentiality or other restrictive covenants that may apply to the award recipient; other conduct by the award recipient that is detrimental to the business or reputation of the Company or its subsidiaries; or a later determination that the vesting of, or amount realized from, a performance award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the award recipient caused or contributed to the material inaccuracy.

Tax and Accounting Implications of Compensation

As one of the factors considered in performing its duties, the Compensation Committee evaluates the anticipated tax treatment to the Company and its subsidiaries, as well as to the executives, of various payments and benefits. The deductibility of some types of compensation depends upon the timing of an executive’s vesting or exercise of previously-granted rights. Deductibility may also be affected by interpretations of and changes in tax laws such as Section 162(m) of the I.R.C., which generally provides that the Company may not deduct compensation of more than $1,000,000 paid to certain executives. Compensation paid pursuant to the Section 162(m) Plan of the Company is intended to qualify as “performance-based compensation” which is not subject to the limits of I.R.C. Section 162(m). The Compensation Committee will not necessarily limit executive compensation to that paid under the Section 162(m) Plan or that is otherwise deductible under Section 162(m) of the I.R.C. In 2011, all compensation paid by Torchmark and its subsidiaries was deductible in accordance with the provisions of I.R.C. Section 162(m).

The Company designs, awards and implements its non-qualified deferred compensation arrangements to fully comply with I.R.C. Section 409A and the accompanying regulations. We amended our non-qualified deferred compensation plans to comply with Section 409A, effective January 1, 2009.

Beginning on January 1, 2006, Torchmark began accounting for stock-based payments, including stock option grants and restricted share awards in accordance with the requirements of ASC 718, Compensation — Stock Compensation in the consolidated GAAP financial statements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Torchmark has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of SEC Regulation S-K with Company management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lloyd W. Newton, Chairman

Charles E. Adair

Sam R. Perry

February 21, 2012

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934.

Summary Compensation Table

The table below summarizes various categories of compensation earned in 2011 by Torchmark’s Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers of the Company. The five named executive officers had 2011 salaries and bonuses (as reflected in the Non-Equity Incentive Plan Compensation column below) in the aggregate which were 29.8% of their total compensation in 2011.

None of the executive officers listed in the table has a written or unwritten employment agreement or arrangement with Torchmark or any of its subsidiaries.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)		Total ($)
Mark S. McAndrew, Chairman and Chief Executive Officer	2011	993,846	0	1,198,440	2,764,800	2,104,000	866,026	141,073	(5)(6)	8,068,185
	2010	955,080	0	833,580	1,864,800	1,900,000	679,005	41,656	(5)	6,274,121
	2009	968,615	0	423,000	648,960	490,000	242,962	62,761	(5)	2,836,298

Gary L. Coleman, Executive Vice President & Chief Financial Officer	2011	595,769	0	1,864,240	1,152,000	674,000	1,141,242	39,378	(5)	5,466,629
	2010	542,207	0	370,480	777,000	550,000	524,681	13,294		2,777,662
	2009	549,891	0	188,000	270,400	250,000	437,862	44,852	(5)	1,741,005

Larry M. Hutchison, Executive Vice President & General Counsel	2011	594,231	0	1,864,240	1,152,000	674,000	1,075,842	14,739		5,375,052
	2010	522,309	0	370,480	777,000	550,000	610,044	13,144		2,842,977
	2009	529,712	0	188,000	270,400	250,000	387,630	13,243		1,638,985

Vern D. Herbel Executive Vice President & Chief Administrative Officer	2011	463,846	0	399,480	1,036,800	522,000	742,147	38,058	(5)	3,202,331
	2010	447,694	0	277,860	669,300	430,000	441,008	20,036	(5)	2,285,898
	2009	454,038	0	141,000	243,360	225,000	295,194	28,558	(5)	1,387,150

Roger C. Smith Chief Executive Officer, American Income and President & Chief Executive Officer, Liberty(7)	2011 2010 2009	433,846 417,848 423,769	0 300,000 300,000	466,060 347,325 117,500	1,152,000 777,000 216,320	400,000 0 0	479,212 261,344 206,489	4,028 24,217 28,606	(5) (5)	2,935,146 2,127,734 1,292,684

(1)	For 2009, listed executives were overpaid due to an October 2009 change in payroll systems with the overpayments recovered from such executives in February 2010. Additionally, due to the scheduling of holidays, the final 2009 pay period also included January 1, 2010. Total overpayments recovered were: McAndrew ($8,615); Coleman ($4,891); Hutchison ($4,712); Herbel ($4,038) and Roger Smith ($3,769).

For 2010, listed executives repaid 2009 salary overpayments in 2010: McAndrew ($4,920); Coleman ($2,793); Hutchison ($2,691); Herbel ($2,306) and Roger Smith ($2,153).
(2)	The fair values of stock awards are calculated in accordance with ASC 718, Compensation – Stock Compensation (ASC 718), using the NYSE market closing price on the grant date of the stock.
(3)	Assumptions used in calculating the aggregate grant date fair value in accordance with ASC 718 are set out in Footnote 1 to Torchmark’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2011.
(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings:

Executive	Year	Increase in Present Value Pension Plan ($)	Decrease in Present Value Pension Plan ($)		Increase in Present Value New SERP ($)
McAndrew	2011	166,702			699,324
	2010	135,504			543,501
	2009		0	(a)	242,962

Coleman	2011	220,192			921,050
	2010	178,608			346,073
	2009	96,679			341,183

Hutchison	2011	199,673			876,169
	2010	159,394			450,650
	2009	85,018			302,612

Herbel	2011	172,361			569,786
	2010	131,709			309,299
	2009	63,906			231,288

R. Smith	2011	117,063			362,149
	2010		0	(b)	261,344
	2009	74,847			131,642

(a)	Result of 2008 payment to former spouse pursuant to 1993 qualified domestic relations order.
(b)	Result of execution of qualifying domestic relations order for former spouse.

(5)	Includes the categories and quantified amounts of perquisites and personal benefits required to be reported by SEC Regulation S-K, Item 402 (c)(2)(ix) for executives in the years shown in the following table:

	Perquisites
Executive	Fitness Center Dues	Country Club Dues	Personal Use Company Airplane (a)	Personal Use Company- Purchased Tickets	Personal Use Company Vehicle	Holiday Gift	Subsidiary’s Sales Convention Gift/ Convention Expenses
McAndrew	2011		2011 ($93,304)	2011	2011
	2010		2010	2010
	2009		2009 ($34,950)	2009			2009

Coleman			2011	2011		2011
			2009 ($30,301)	2009		2009

Herbel		2011	2011	2011		2011	2011
		2010		2010		2010
		2009	2009	2009		2009	2009

R. Smith	2010		2010	2010		2010
	2009		2009			2009	2009

Mr. Hutchison had no reportable perquisites and personal benefits in 2011, 2010 or 2009. Mr. R. Smith had no reportable perquisites and personal benefits in 2011. Mr. Coleman had no reportable perquisites and personal benefits in 2010.

(a)

The value of personal use of Company aircraft is calculated based on the actual variable costs incurred by Torchmark in providing such flights, net of federal and state tax benefits and the lost tax benefits to Torchmark attributable to such flights. The variable costs associated with such flights include fuel, maintenance of the planes, “dead head” flights, pilot travel expenses, on-board catering, landing and parking fees and other variable costs. Fixed costs, such as pilots’ salaries, are not included since they do not change with usage. Costs incurred by Torchmark in providing personal flights to executives are deductible for federal income tax purposes only to the extent that income is imputed to the executive for income tax purposes for the flights. Accordingly, a tax deduction for the costs associated with personal flights is not allowed to the extent that such costs exceed the imputed income to the executive.

(6)	Includes $14,035 as premium for additional group term life insurance for executive and $18,259 as distribution from terminated Supplemental Thrift Plan.

(7)	As a result of a 2010 divorce decree and accompanying qualified domestic relations orders, Mr. Smith will forfeit exercisable and unexercisable stock options with grant date fair values totaling $1,453,300 and unvested restricted stock with grant date fair values totaling $106,684 to his former spouse.

2011 Grants of Plan-based Awards

All numbers of shares of stock underlying options and the exercise price of option awards have been adjusted to reflect the Company’s 3-for-2 stock split on July 1, 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Award(s) (1)			Estimated Future Payouts Under Equity Incentive Plan Award(s)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mark S. McAndrew	Options	4/28/11									180,000	44.3867	2,764,800
	Restricted Stock	4/28/11							27,000	(2)			1,198,440
	Annual Cash		750,000	1,500,000	3,000,000
Gary L. Coleman	Options	4/28/11									75,000	44.3867	1,152,000
	Restricted Stock	4/28/11							12,000	(2)			532,640
	Restricted Stock Annual Cash	4/28/11	240,000	480,000	960,000				30,000	(3)			1,331,600
Larry M. Hutchison	Options	4/28/11									75,000	44.3867	1,152,000
	Restricted Stock	4/28/11							12,000	(2)			532,640
	Restricted Stock Annual Cash	4/28/11	240,000	480,000	960,000				30,000	(3)			1,331,600
Vern D. Herbel	Options	4/28/11									67,500	44.3867	1,036,800
	Restricted Stock	4/28/11							9,000	(2)			399,480
	Annual Cash		186,000	372,000	744,000
Roger C. Smith	Options	4/28/11									75,000	44.3867	1,152,000
	Restricted Stock	4/28/11							10,500	(2)			466,060
	Annual Cash		174,000	348,000	696,000

(1)	Estimated future payouts under non-equity, incentive plan awards are calculated pursuant to the Company’s Section 162(m) Plan. This plan provides a single estimated bonus payout at the maximum level available to the participating executive if objectives are met, subject to the Compensation Committee’s discretion to reduce the amount pursuant to an incentive plan framework and subjective criteria as described on pages 22 and 23. On January 23, 2012, the Compensation Committee certified attainment of the bonus objectives for Messrs. Coleman, Hutchison, Herbel and Smith who were paid the bonuses shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table shortly thereafter. On February 22, 2012, the Board approved the payment of the bonus shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table to Mr. McAndrew based upon receipt of the Compensation Committee’s January 23, 2012 certification of attainment of his bonus objectives.
(2)	Restricted shares awarded April 2011 vest 20% per year over a five-year period commencing on the first anniversary of the award date, based upon continued employment. If the executive dies or retires at or after age 65 (a normal retirement), any remaining unvested restricted stock vests in full as of the date of death or retirement. If the executive retires at or after age 60, any remaining unvested restricted stock vests pursuant to the schedule set forth below as of the date of retirement and the balance of the shares are forfeited.

Age on Retirement Date	Percentage of Unvested Restricted Stock which Vests
60	10%
61	20%
62	40%
63	60%
64	80%
65	100%

Dividends are paid on both vested and unvested shares at the same rate as that received by all Company common stockholders.
(3)	Restricted shares awarded April 28, 2011 vest on April 28, 2016. If the executive dies or retires at or after age 65 (normal retirement), any remaining unvested restricted stock vests in full as of the date of death or retirement. If the executive’s employment terminates for any other reason during the restriction period, all remaining unvested shares are forfeited to the Company. Dividends are paid on both vested and unvested shares at the same rate as that received by all Company common stockholders.

(4)	Non-qualified stock options granted April 28, 2011 have a seven-year term and a grant price equal to the NYSE market closing price of Company common stock on the date awarded by the Compensation Committee. Such options vest as to 50% of the shares on the second anniversary of the grant date and as to the remaining 50% of the shares on the third anniversary of the grant date.
(5)	The values included in this column represent the grant date fair value of restricted stock and option awards computed in accordance with ASC 718. For restricted stock, this involves the use of NYSE market closing price on the grant date of the stock. The assumptions utilized for options are set out in Footnote 1 to Torchmark’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

All numbers of securities underlying options, shares of stock and option exercise prices have been adjusted to reflect the 3-for-2 stock split on July 1, 2011.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. McAndrew[1]	4/28/11		180,000	[2]		44.3867	4/28/18
	2/25/10		180,000	[2]		30.8734	2/25/17
	2/26/09	89,999	90,000			15.6667	2/26/16
	2/26/08	179,997				41.7867	2/26/15
	4/26/07	156,000				45.4534	4/26/14
	12/13/05	112,500				36.9867	12/13/12
	5/4/05	338,272				36.5134	5/4/12
	12/13/04	90,000				37.4934	12/15/14
	12/11/03	142,500				29.9267	12/13/13
	12/16/02	37,500				24.9600	12/18/12
								4/28/11	27,000	[4]	1,171,530	[5]
								2/25/10	21,600	[4]	937,224	[5]
								2/26/09	16,200	[4]	702,918	[5]
								2/26/08	9,000	[4]	390,510	[5]
								4/26/07	3,000	[4]	130,170	[5]

Gary L. Coleman	4/28/11		75,000	[2]		$44.3867	4/28/18
	2/25/10		75,000	[2]		$30.8734	2/25/17
	2/26/09	37,500	37,500			$15.6667	2/26/16
	2/26/08	75,000				$41.7867	2/26/15
	1/19/07	37,500				$43.0600	1/19/14
	12/12/06	37,500				$42.4667	12/12/13
	12/13/05	78,000				$36.9867	12/13/12
	12/13/04	82,500				$37.4934	12/15/14
	12/11/03	82,500				$29.9267	12/13/13
								4/28/11	42,000	[3]	1,822,380	[5]
								2/25/10	9,600	[4]	416,544	[5]
								2/26/09	7,200	[4]	312,408	[5]
								2/26/08	3,600	[4]	156,204	[5]

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Larry M. Hutchison	4/28/11		75,000	[2]		$44.3867	4/28/18
	2/25/10		75,000	[2]		$30.8734	2/25/17
	2/26/09	37,500	37,500			$15.6667	2/26/16
	2/26/08	75,000				$41.7867	2/26/15
	1/19/07	37,500				$43.0600	1/19/14
	12/12/06	37,500				$42.4667	12/12/13
	12/13/05	78,000				$36.9867	12/13/12
	12/13/04	82,500				$37.4934	12/15/14
	12/11/03	82,500				$29.9267	12/13/13
								4/28/11	42,000	[3]	1,822,380	[5]
								2/25/10	9,600	[4]	416,544	[5]
								2/26/09	7,200	[4]	312,408	[5]
								2/26/08	3,600	[4]	156,204	[5]
Vern D. Herbel	4/28/11		67,500	[2]		$44.3867	4/28/18
	2/25/10		67,500	[2]		$30.8734	2/25/17
	2/26/09	33,750	33,750			$15.6667	2/26/16
	2/26/08	66,000				$41.7867	2/26/15
	1/19/07	30,000				$43.0600	1/19/14
	12/12/06	30,000				$42.4667	12/12/13
	12/13/05	45,000				$36.9867	12/13/12
	12/13/04	45,000				$37.4934	12/15/14
	12/11/03	30,000				$29.9267	12/13/13
	12/16/02	11,250				$24.9600	12/18/12
								4/28/11	9,000	[4]	390,510	[5]
								2/25/10	7,200	[4]	312,408	[5]
								2/26/09	5,400	[4]	234,306	[5]
								2/26/08	3,000	[4]	130,170	[5]
Roger C. Smith[6]	4/28/11		75,000	[2]		$44.3867	4/28/18
	2/25/10		71,148	[7]		$30.8734	2/25/17
	2/26/09	20,671	23,781			$15.6667	2/26/16
	2/26/08	27,865				$41.7867	2/26/15
	1/19/07	11,250				$43.0600	1/19/14
	12/12/06	11,250				$42.4667	12/12/13
	12/13/05	26,250				$36.9867	12/13/12
	5/4/05	15,113				$36.5134	5/4/12
	12/13/04	30,000				$37.4934	12/15/14
								4/28/11	10,500	[4]	455,595	[5]
								2/25/10	9,000	[4]	390,510	[5]
								2/26/09	4,500	[4]	195,255	[5]
								2/26/08	2,100	[4]	91,119	[5]

[1]

As a result of a 2009 divorce decree and accompanying qualified domestic relations orders, Mr. McAndrew reports at December 31, 2011 a total of 508,801 unexercised options (503,797 exercisable and 5,004 unexercisable) and 2,696 unvested restricted shares forfeited in 2009 to his former spouse, which he continues to hold as constructive trustee on her behalf until the options are exercised and the restricted shares vest. He held 1,087,968 unexercised options (642,972 exercisable and 444,996 unexercisable) and 25,502 unvested restricted shares at fiscal year-end 2011 for his personal account.

[2]	Stock options vest at the rate of 50% on second and third anniversaries of grant date, with a seven year term.

[3]

30,000 of these restricted shares vest 100% on fifth anniversary of grant date and 12,000 of these restricted shares vest at the rate of 20% per year over a five-year period commencing on the first anniversary of the grant date.

[4]	Restricted stock vests at the rate of 20% per year over a five-year period commencing on the first anniversary of grant date.
[5]	Calculated using 2011 year-end closing market price of $43.39 per share.
[6]

As a result of a 2010 divorce decree and accompanying qualified domestic relations order, Mr. Smith reports at December 31, 2011, a total of 1,619 unvested restricted shares forfeited in 2010 to his former spouse, which shares he continues to hold as constructive trustee on her behalf until the restricted shares vest. He held a total of 13,936 unvested restricted shares at fiscal year-end 2011 for his personal account.

[7]	Pursuant to 2010 divorce decree, 35,189 shares of these vest 2/25/2012 and 35,960 shares of these vest 2/25/2013.

Option Exercises and Stock Vested

During Fiscal Year Ended December 31, 2011

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)		Value Realized on Exercise ($)(2)		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)(4)
Mark S. McAndrew	197,500	(5)	1,571,982	(6)	18,300	790,214
Gary L. Coleman	295,420	(7)	1,802,281		7,800	334,828
Larry M. Hutchison	292,027	(8)	1,741,306		7,800	334,828
Vern D. Herbel	82,603		506,292		6300	270,458
Roger C. Smith	47,500		444,503		5700	244,684

[1]	“Number of Shares Acquired on Exercise” and “Number of Shares Acquired on Vesting” adjusted for 3-for-2 stock split on July 1, 2011.
[2]

“Value Realized on Exercise” represents the difference between the fair value per share less brokerage commissions in broker-assisted “cashless” or “modified cashless” option exercises and the exercise price per share, multiplied by the number of shares underlying each option exercised.

[3]

“Value Realized on Vesting” represents the value of restricted shares calculated by multiplying the number of vested shares by the closing price of Torchmark common stock on the NYSE on the vesting date or, if vesting occurred on a day upon which the NYSE was closed for trading, the preceding trading day.

[4]	Vesting Dates for Shares of Restricted Stock:

Executive	Feb. 25, 2011	Feb. 26, 2011	Apr. 26, 2011	Dec. 12, 2011
M. McAndrew	5,400 shares	9,900 shares[1]	3,000 shares[2]
G. Coleman	2,400 shares	4,200 shares		1,200 shares
L. Hutchison	2,400 shares	4,200 shares		1,200 shares
V. Herbel	1,800 shares	3,300 shares		1,200 shares
R. Smith	2,250 shares[3]	2,550 shares[4]		900 shares[5]

[1] 1,449 shares transferred to former spouse on vesting.

[2] 810 shares transferred to former spouse on vesting.

[3] 277 shares transferred to former spouse on vesting.

[4] 859 shares transferred to former spouse on vesting.

[5] 310 shares transferred to former spouse on vesting

[5]	Includes 80,000 shares as constructive trustee for the benefit of former spouse pursuant to divorce decree and qualified domestic relations orders.
[6]	Includes $441,236 as constructive trustee for the benefit of former spouse pursuant to divorce decree and qualified domestic relations orders.
[7]	Executive retained 7,125 shares in a “modified cashless” option exercise.
[8]	Executive retained 6,832 shares in a “modified cashless” option exercise.

Pension Benefits at December 31, 2011

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO under the Torchmark Corporation Pension Plan and the Torchmark Corporation Supplemental Executive Retirement Plan (effective January 1, 2007) (the new SERP) determined using interest rates and mortality rate assumptions consistent with those used in Torchmark’s financial statements. As the executive officers who participate in both the Torchmark Corporation Supplementary Retirement Plan (frozen in 1994) (the frozen SERP) and the new SERP, Messrs. McAndrew, Coleman and Hutchison have agreed to forego receipt of any benefit under the frozen SERP since their frozen SERP benefit will not exceed their new SERP benefit at the time of their retirement. Messrs. Herbel and Smith were not participants in the frozen SERP. No benefits are payable under the new SERP to persons retiring prior to age 55.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mark S. McAndrew	Torchmark Corporation Pension Plan	32	778,679	0
	Torchmark Corporation Supplemental Executive Retirement Plan	32	4,234,055	0
Gary L. Coleman	Torchmark Corporation Pension Plan	30	1,160,619	0
	Torchmark Corporation Supplemental Executive Retirement Plan	30	3,156,826	0
Larry M. Hutchison	Torchmark Corporation Pension Plan	26	1,002,319	0
	Torchmark Corporation Supplemental Executive Retirement Plan	26	2,839,877	0
Vern D. Herbel	Torchmark Corporation Pension Plan	25	788,536	0
	Torchmark Corporation Supplemental Executive Retirement Plan	25	1,735,177	0
Roger C. Smith	Torchmark Corporation Pension Plan	12	393,769	0
	Torchmark Corporation Supplemental Executive Retirement Plan	12	1,309,624	0

(1)	Present value of accumulated benefits is calculated using the December 31, 2011 FAS 87 disclosure assumptions as follows: (a) discount rate of 5.09%; (b) Optional Combined Tables for males and females based on the RP-2000 Mortality Tables projected with Scale AA as published by the IRS on February 26, 2007; (c) the calculated present value at age 65 is discounted with interest only to the current age and (d) no pre-retirement mortality or termination assumed prior to age 65.

The Torchmark Corporation Pension Plan (the Pension Plan) is a non-contributory pension plan which covers all eligible employees at the Company and each of its subsidiaries except for American Income Life Insurance Company (which maintains a separate plan). Eligible employees must be 21 years of age or older and have one or more years of credited service. Benefits at age 65 under the Pension Plan will be determined based upon the calculation formulas applicable to employees of various participating employers prior to the January 1, 2004 merger of the pension plan of the Company and two pension plans of a subsidiary. The named executive officers are subject to the former Torchmark Pension Plan formula, which determines benefits by multiplying the average of the participant’s earnings in the five consecutive years in which they were highest during the ten years before the participant’s retirement by a percentage equal to 1% for each of the participant’s first 40 years of credited service plus 2% for each year of credited service after the participant’s 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits under the Pension Plan vest 100% at five years. Upon the participant’s retirement, Pension Plan benefits are payable as an annuity or certain portions thereof may be paid in a lump sum.

If the participant retires between the ages of 55 and 64, the amount of the Pension Plan benefits is reduced so that if he retires at age 55, the participant will be entitled to 50% of the accrued benefits. Of the named executive officers, Messrs. McAndrew, Coleman, Hutchison and Roger Smith are eligible for early retirement benefits under the Pension Plan. It is not possible for a participant’s credited service under the Pension Plan to exceed his or her actual years of service with the Company and its subsidiaries.

Laws limit to a fixed amount per year the benefits that a qualified plan such as the Pension Plan can pay (in 2011, $195,000). Benefits that are actually paid under the Pension Plan are also based upon the covered compensation of the participant as defined by the Internal Revenue Code (in 2011, $245,000), not on actual final average earnings of the participant. Accordingly, the Company maintained the non-qualified Torchmark Supplementary Retirement Plan, under which vested benefits were frozen in 1994 and no further benefits accrued, to provide the excess annual retirement benefits which could not be paid under the applicable pension plan because of these legal restrictions. This frozen supplemental plan, which is an unfunded general obligation of Torchmark, will pay the vested benefits thereunder in the form and at the time elected by each participant in compliance with I.R.C. Section 409A. Of the named executive officers, Messrs. McAndrew, Coleman and Hutchison have a vested benefit under the frozen Supplementary Retirement Plan. To the extent that Messrs. McAndrew, Coleman and Hutchison receive any benefits under the Company’s new SERP implemented in 2007, they agreed to waive their frozen SERP benefits unless those fixed benefits under the frozen SERP are greater and the new SERP benefit for each of them now exceeds their respective frozen SERP benefits.

After evaluation of the retirement benefits potentially payable to its executives relative to its peer companies, the Board of Directors, based upon a recommendation from the Compensation Committee, implemented a new supplemental executive retirement plan, effective January 1, 2007. This new non-qualified SERP is funded by a Rabbi trust and will pay a supplemental benefit to a participating executive upon retirement in the amount of that portion of the executive’s retirement benefit, calculated under the Pension Plan or a subsidiary’s pension plan using the formulas from the former Torchmark Pension Plan, which cannot be paid from the Pension Plan or a subsidiary’s pension plan because of the IRS limits requiring the pension calculation to be based on a much lower covered compensation figure and the fixed amount annual limit on qualified pension plan benefits. No benefits will be paid out under the new SERP unless the participant is 55 years old and has at least ten years of service with the Company and/or its subsidiaries. Participants meeting these requirements will receive benefits which range from 15% of the benefit that they would have ultimately received on retirement at age 65 if they choose to retire at age 55 to 98% of the benefit that they would have ultimately received on retirement at age 65 if they choose to retire at age 64. Benefits will be paid in the form of an annuity selected by the participant. The Compensation Committee designated 30 executives of the Company and its subsidiaries, including each of the named executive officers, to participate in the new SERP on February 23, 2011.

2011 Non-Qualified Deferred Compensation

The non-qualified deferred compensation reflected below was deferred pursuant to the Torchmark Corporation Supplemental Savings and Investment Plan (Supplemental Thrift Plan), an unfunded non-qualified deferred compensation plan, which was frozen in 1992. Executive and Company contributions to this plan were terminated as of that date, with only interest on existing funds accruing to executives’ accounts thereafter at a rate equal to the average yield for Corporate Aa bonds per Moody’s Bond Survey, less a .5% expense allowance. The Supplemental Thrift Plan was terminated on March 31, 2011 and all participating executives were paid their aggregate account balances.

The Supplemental Thrift Plan allowed the Company to match participating executives’ contributions to the broad-based, tax-qualified Savings and Investment Plan above the levels then permitted by the Internal Revenue Code under that plan. Of the NEOs, only Mr. McAndrew had a frozen account in the Supplemental Thrift Plan and was paid his account balance upon termination of the plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark S. McAndrew	0	0	216(1)	18,259	0
Gary L. Coleman	0	0	0	0	0
Larry M. Hutchison	0	0	0	0	0
Vern D. Herbel	0	0	0	0	0
Roger C. Smith	0	0	0	0	0

(1)	Amount is interest only and is not reported for Mr. McAndrew in the Summary Compensation Table as it is not accrued at a preferential or above-market rate.

Potential Payments upon Termination or Change-in-Control

Torchmark and its subsidiaries do not have employment contracts, severance agreements, salary continuation agreements or severance plans with the NEOs. Potential payments and benefits not generally available to all salaried employees may be made to the NEOs (1) upon termination of their employment in connection with stock options issued to them under the Company’s various incentive plans, (2) upon termination of employment in connection with restricted stock issued to them under the 2005 Incentive Plan (2005 Plan) in the case of Messrs. Coleman, Herbel, Hutchison and Roger Smith or under the 2011 Plan and the 2007 Long-Term Compensation Plan (2007 Plan) in the case of Messrs. McAndrew, Coleman, Herbel, Hutchison and Roger Smith, (3) at age 65 in the form of an insurance policy under a Retirement Life Insurance Benefit Agreement, and (4) upon termination of their employment in the executive’s chosen form of annuitized payment under the new SERP. Additionally, in the case of a change in control of Torchmark, the stock options and restricted stock held by the NEOs would be subject to vesting and those executive officers would have potential payments as a result.

For purposes of the following disclosures, the assumptions used in making the calculations are: (1) the triggering event (termination of employment, retirement, or change-in-control) occurred on December 31, 2011; (2) the per share price of Torchmark stock is $43.39, which was the closing price of the stock on December 30, 2011; (3) the ages of the NEOs as of December 31, 2011 were Mark McAndrew (age 58), Gary Coleman (age 58), Larry Hutchison (age 57), Vern Herbel (age 54) and Roger Smith (age 59); and (4) the NEO’s salaries and non-equity incentive plan compensation are what is reflected for them in the Summary Compensation Table.

Stock Options and Termination of Employment

Currently outstanding Torchmark stock options provide that the options may be exercised for a period of time after termination of employment that varies with the circumstances of the termination:

(1)	on a voluntary termination—one month after termination of employment or the expiration of the stated term of the option, whichever is shorter;
(2)	on an involuntary termination without cause—three months after termination of employment or the expiration of the stated term of the option, whichever is shorter;
(3)	on an early retirement (defined to be at or after age 55)—three years from the date of retirement or the expiration of the stated term of the option whichever is shorter;
(4)	on retirement at or after age 60 (only for options granted on and after December 13, 2005)—five years from the date of retirement or the expiration of the stated term of the option whichever is shorter;
(5)	on a normal retirement (defined to be at or after age 65)—the remaining balance of the term of the option, and all options remaining unvested upon the exercise of the option vest in full on the retirement date;
(6)	on disability—the remaining balance of the term of the option, and all options remaining unvested are immediately vested in full; and
(7)	on death—the remaining balance of the term of the option or one year from the date of death, whichever is longer, and all options remaining unvested at the date of death are immediately vested in full.

If employment is terminated for cause, there is no post-termination exercise as all outstanding options are forfeited to the Company. “Cause” is defined by the 2011, 2007 and 2005 Plans as a reason for a plan participant’s termination of employment as that term may be defined in the employment, severance or similar agreement, if any, between the participant and the Company or a subsidiary. If there is no employment, severance or similar agreement and if the grant agreement does not define that term (which is the case for all awards currently outstanding under the 2011, 2007 and 2005 Plans), “cause” is defined as any of the following acts by the plan participant, as determined by the Compensation Committee or the Board of Directors: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. “Cause” is defined by the Torchmark Corporation 1998 Stock Incentive Plan (1998 Plan) as a plan participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any subsidiary.

The table below sets out values for outstanding “in the money” stock options that would have been realized by the NEOs as of December 31, 2011 in the termination of employment situations discussed above. Only those termination of employment situations applicable to each individual NEO based upon the foregoing assumptions are shown.

Mark S. McAndrew	Early Retirement — $9,852,765
Disability — $9,852,765
Death — $9,852,765

Gary L. Coleman	Early Retirement — $5,281,888
Disability — $5,281,888
Death — $5,281,888

Larry M. Hutchison	Early Retirement — $5,281,888
Disability — $5,281,888
Death — $5,281,888

Vern D. Herbel	Voluntary termination — $2,243,810
Involuntary termination without Cause — $3,601,908
Disability — $4,024,342
Death — $4,024,342

Roger C. Smith	Early Retirement — $2,630,573
Disability — $2,630,573
Death — $2,630,573

Restricted Stock and Termination of Employment

The Company’s currently outstanding restricted stock awards provide that if the executive’s employment with Torchmark or one of its subsidiaries terminates during the restriction period because of death or because of retirement at or after age 65, all then remaining unvested restricted shares vest in full on the date of death or retirement. If the executive’s employment terminates by reason of retirement at or after age 60, 75% of any then remaining unvested restricted stock which was originally awarded in 2006, 2008 and 2009 vests in full on the date of retirement. Certain restricted stock awarded in 2011 to Messrs. McAndrew, Coleman, Hutchison, Herbel and Roger Smith provides that if their employment terminates by reason of retirement at or after age 60 any then remaining unvested restricted stock vests in designated percentages based upon age at retirement (Age 60 10%, Age 61 20%, Age 62 40%, Age 63 60%, Age 64 80% and Age 65 100%). Certain restricted stock awarded in 2011 to Messrs. Coleman and Hutchison does not provide for any vesting based upon employment termination by retirement prior to age 65. Based upon an assumed employment termination date of December 31, 2011, the only value to be shown below for Messrs. McAndrew, Coleman, Hutchison, Herbel and Roger Smith is termination by death.

Termination by Death
Mark S. McAndrew	$2,631,544
Gary L. Coleman	$2,423,856
Larry M. Hutchison	$2,423,856
Vern D. Herbel	$831,728
Roger C. Smith	$902,172

Retirement Life Insurance Agreements

Torchmark will provide a life insurance benefit to each of the NEOs during their respective lifetimes, effective upon the later of his or her 65th birthday or his or her retirement date, with coverage equal to the designated percentage shown below of an amount equal to two times the executive’s salary and bonus earned in his or her final year of employment prior to retirement, less $5,000; provided, however, that the insurance benefit will in no case exceed $1,995,000.

Employee’s Age Nearest Birthday at date of Retirement	Percentage of Benefit Amount
55	65%
56	70%
57	75%
58	80%
59	85%
60	90%
61	95%
62 or over	100%

Based upon an assumed retirement date of December 31, 2011, Mr. McAndrew would have $1,995,000 of life insurance coverage under his Retirement Life Insurance Agreement; Mr. Coleman would have $1,995,000 of life insurance coverage under his Retirement Life Insurance Agreement; Mr. Hutchison would have $1,981,000 of life insurance coverage under his Retirement Life Insurance Agreement and Mr. Roger Smith would have $1,482,500 of life insurance coverage under his Retirement Life Insurance Agreement. Each of them would be issued an insurance policy by a Company subsidiary with a face amount equal to her/his insurance coverage. Mr. Herbel, who was not at least age 55 on the assumed retirement date, would have no coverage under his Retirement Life Insurance Agreements assuming he had retired on December 31, 2011.

New SERP

The Torchmark Corporation Supplemental Executive Retirement Plan (referred to in this Proxy Statement as the New SERP) became effective January 1, 2007. No benefits will be paid under this plan upon retirement unless the participant is 55 years old and has at least ten years of service with the Company or its subsidiaries. Assuming the named executive officers retired on December 31, 2011, since Messrs. McAndrew, Hutchison, Coleman and Roger Smith were at least age 55 on that date, they would be entitled to receive benefits under the New SERP. The annual benefits payable as of December 31, 2011 for these individuals are as follows:

Mark S. McAndrew	$297,978
Gary L. Coleman	$215,213
Larry M. Hutchison	$137,550
Roger C. Smith	$121,806

Change-in-Control—Stock Options and Restricted Stock

The 2011 and 2007 Plans provide that (1) in case of a change in control where the new controlling person does not assume or equitably substitute stock options or restricted stock, all outstanding options become fully exercisable and all time-based restricted stock vests and (2) in the case of a change in control where the new controlling person assumes or equitably substitutes stock options or restricted stock, if a participant’s employment is terminated without cause or the participant terminates for good reason within two years after the effective date of the change in control, all outstanding options are fully exercisable and time-based restricted stock vests.

The 2005 Plan provides that if a participant’s employment is terminated without cause or the participant resigns for good reason within one year after the effective date of a change in control, all outstanding options and unvested restricted stock issued under the plan become fully exercisable. For purposes of the 2011 Plan, the 2007 Plan and the 2005 Plan, a “change in control” generally consists of any one of the following events:

(i)	An acquisition of 25% or more of Torchmark’s voting securities, but not including:

–	an acquisition by a person who on the plan’s effective date (April 28, 2011 for the 2011 Plan, April 26, 2007 for the 2007 Plan and April 28, 2005 for the 2005 Plan) was the beneficial owner of 25% or more Torchmark’s voting securities;

–	an acquisition of securities by or from Torchmark;

–	an acquisition of securities by a Torchmark employee benefit plan; or

–	an acquisition of securities by a successor corporation pursuant to a transaction which complies with the exception to clause (iii) below.

(ii)	Individuals serving on Torchmark’s Board on the plan’s effective date (April 28, 2011 for the 2011 Plan, April 26, 2007 for the 2007 Plan and April 28, 2005 for the 2005 Plan) cease to constitute a majority of the Board (with an exception for individuals whose election or nomination was approved by a majority of the then incumbent board, outside the context of an election contest).

(iii)	A reorganization, merger or consolidation of Torchmark, or a sale of all or substantially all of Torchmark’s assets, unless, following any such transaction:

–	all or substantially all of Torchmark’s shareholders prior to the transaction own more than 50% of the voting stock of Torchmark or its successor in substantially the same proportions as their ownership of Torchmark’s voting stock prior to the transaction; and

–	no person (excluding any successor corporation or any employee benefit plan of Torchmark or a successor corporation) acquires 25% or more of the voting securities of Torchmark or its successor as a result of the transaction, except to the extent that such ownership existed prior to the transaction, and

–	a majority of the members of the Board of Torchmark or its successor following the transaction were members of Torchmark’s Board prior to the transaction.

(iv)	Torchmark’s shareholders approve a complete liquidation or dissolution of Torchmark.

The 1998 Plan,under which named executives hold certain options, provides that on a change of control any stock options awarded under that plan which were not previously exercisable and vested become fully exercisable and vested. The value of all outstanding options under the 1998 Plan will be settled on the basis of the change of control price (defined as the highest price per share paid in any NYSE composite tape transaction at any time during the preceding 60 day period) as of the date the change of control occurs, in cash or in stock as determined in the discretion of the Compensation Committee.

For purposes of the 1998 Plan, a “change in control” generally consists of any one of the following events:

(i)	An acquisition of 20% or more of Torchmark’s voting securities (other than an acquisition by Torchmark or one its subsidiaries or employee benefit plans).

(ii)	The occurrence of a transaction or event relating to Torchmark that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

(iii)	When, during any two-year period, the members of Torchmark’s Board at the beginning of the period cease to constitute at least a majority of the Board (other than due to the death of a director), unless a director is elected or recommended by at least two-thirds of the directors at the beginning of the period.

(iv)	An acquisition of Torchmark by a third party, by merger, purchase of assets or otherwise, requiring stockholder approval.

Assuming that the change in control occurred on December 31, 2011, NEOs would have the following intrinsic option values under the 2011, 2007, 2005 and 1998 Plans:

Mark S. McAndrew	$9,852,765
Gary L. Coleman	$5,281,888
Larry M. Hutchison	$5,281,888
Vern D. Herbel	$4,024,342
Roger C. Smith	$2,630,573

Assuming that the change in control occurred on December 31, 2011, the NEOs would have the values shown below for their unvested restricted stock granted under the 2011, 2007 or 2005 Plans:

Mark S. McAndrew	$2,631,544
Gary L. Coleman	$2,423,856
Larry M. Hutchison	$2,423,856
Vern D. Herbel	$831,728
Roger C. Smith	$902,172

2011 Director Compensation

The table below summarizes the compensation paid by Torchmark to non-employee directors for the fiscal year ended December 31, 2011. All numbers of shares of restricted stock, restricted stock units, securities underlying stock options and option exercise prices have been adjusted to reflect the 3-for-2 stock split on July 1, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charles E. Adair	110,000	0	85,008	0	0	0	195,008
David L. Boren	85,000	85,013	0	0	0	0	170,013
M. Jane Buchan	10,000	170,025	0	0	0	0	180,025
Robert W. Ingram	92,500	85,013	0	0	0	0	177,513
Lloyd W. Newton	95,000	85,013	0	0	0	0	180,013
Sam R. Perry	85,000	85,013	0	0	0	0	170,013
Darren M. Rebelez	92,500	85,013	0	0	0	0	177,513
Lamar C. Smith	85,000	85,013	0	0	0	0	170,013
Paul J. Zucconi	112,500	85,013	0	0	0	0	197,513

[1]

The amounts presented in this column are computed in accordance with ASC 718 and represent the grant date fair values for 2,101 shares of restricted stock awarded to Messrs. Perry, Rebelez and Lamar Smith; 2,101 restricted stock units (RSUs) awarded to each of Messrs. Boren, Ingram, Newton, and Zucconi and 4,203 restricted stock units awarded to Ms. Buchan, all awarded on January 3, 2011.

[2]	Aggregate outstanding option awards at fiscal year end 2011:

Director	No. of Options
Charles E. Adair	60,163
David L. Boren	9,000
M. Jane Buchan	54,000
Robert W. Ingram	27,000
Lloyd W. Newton	27,000
Sam R. Perry	54,000
Darren M. Rebelez	9,000
Lamar C. Smith	94,064
Paul J. Zucconi	58,350
[3]

The amount presented in this column is computed in accordance with ASC 718 and represents the grant date fair value of the 6,163 stock options with an exercise price of $40.4534 per share awarded on January 3, 2011 to Mr. Adair.

Payments to Directors

Non-employee directors of the Company are compensated on the following basis:

(1) Cash Compensation—(a) Directors will be paid $85,000 of their all-in annual retainer in cash in quarterly installments unless a timely election is made under the non-employee director sub-plan of the 2011 Plan to receive an equivalent amount of market value stock options, restricted stock or RSUs or to defer the cash to an interest-bearing account under the terms of that sub-plan of the 2011 Plan; (b) The Lead Director receives an additional $25,000 annual retainer in cash, payable in quarterly installments; (c) Annual Board committee chair retainers, payable in quarterly installments in cash, are $20,000 for the Audit Committee Chair and $10,000 for each of the Chairs of the Compensation Committee and the Governance and Nominating Committee; and (d) All members of the Audit Committee (including the Chair) receive an additional annual Audit Committee Member Retainer of $7,500, payable quarterly; and

(2) Equity Compensation—Directors are paid $85,000 of their all-in annual retainer in equity, either in the form of market value stock options, restricted stock or RSUs, based on the director’s timely election, with the equity issued on the first NYSE trading day of January of each calendar year valued at the NYSE market closing price of Company common stock on that date. If no timely election is made, the non-employee director receives his or her annual equity compensation in the form of $85,000 of market value stock options awarded on the first NYSE trading day of each year.

Non-employee directors do not receive meeting fees or fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

Pursuant to the non-employee director sub-plan of the 2011 plan, newly elected non-employee directors will receive upon the date of their initial election to the Board $85,000 of restricted stock, valued at the market closing price of Company common stock on that date.

Non-employee directors receive very limited perquisites and other personal benefits, which may include holiday gifts, personal use of Company airplanes and costs associated with spouses’ travel to Board meetings. In 2011, no non-employee director received perquisites with an aggregate incremental cost to the Company in excess of $10,000 or any other personal benefits.

Non-employee directors may currently elect to defer all or a designated portion of their cash-based annual director compensation into an interest-bearing account pursuant to a timely election made under the non-employee director sub-plan of the 2011 Plan. These accounts bear interest at non-preferential rates set from time to time by the Compensation Committee. The amounts in such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death. No non-employee director chose to defer any compensation pursuant to these provisions in 2011.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.

Related Party Transaction Policy and Transactions

On October 25, 2006, the Board of Directors adopted a written policy statement with respect to related party transactions. This policy provides that a related party transaction may be consummated or may continue only if: (1) the disinterested members of the Board of Directors have approved or ratified the transaction in accordance with the guidelines in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (2) the transaction involves compensation approved by the Compensation Committee of the Board. A “Related Party” is a person deemed to be a senior officer (including executive vice presidents of the Company, Section 16 reporting officers of the Company and the presidents/chief executive officers of principal subsidiaries) or director of Torchmark, a 5% shareholder of the Company (or such shareholder’s controlled affiliates), an immediate family member of a senior officer or a director, and an entity which is controlled by someone listed above or in which such listed person has a substantial ownership or controlling interest. A “Related Party Transaction” is a transaction between the Company and any Related Party (including transactions requiring disclosure under Item 404 of Regulation S-K) other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions.

At each calendar year’s first regularly scheduled Board meeting, management recommends Related Party Transactions, if any, to be entered into by the Company for that year, including the proposed aggregate value of such transactions, if applicable. The disinterested directors approve or disapprove of the transactions. At each subsequently scheduled meeting, management will update the disinterested directors regarding any proposed material changes to the transactions. If management recommends any additional Related Party Transactions subsequent to the first meeting of a calendar year, these transactions are submitted to the disinterested directors.

In situations where a significant opportunity is presented to management or a member of the Board of Directors which might result in the diversion of a corporate opportunity for their personal gain, that Related Party (other than an otherwise unaffiliated 5% shareholder) must obtain the consent of the Board of Directors.

At their February 24, 2011 meeting, the disinterested members of the Board determined that there were no related party transactions to be reviewed under the Related Party Transactions Policy for 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all required Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except:

(1) One late Form 4 filing was made by each of Lloyd Newton (one open market purchase), Anthony McWhorter (one open market sale), Spencer Stone (one Rule 10b-5(1) trading plan sale), and Danny Almond (one open market sale of trust preferred securities indirectly held);

(2) One late Form 5 filing was made by Ben Lutek (gift of stock to family trust); and

(3) Amended Form 4 filings were made by each of Lamar Smith (one form for omitted option exercise on Table II), Anthony McWhorter (one form to correct option exercise price and one form to correct remaining unexercised balance of an option), Larry Hutchison (one form to correctly report disposition of option not acquisition of option), and amended Form 4 filings were made to correct calculation errors in share balances by Carol McCoy (one form), Spencer Stone (two forms), Danny Almond (four forms), Gary Coleman (two forms) and Larry Hutchison (two forms).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently comprised of three directors, all of whom are presently independent as that term is defined in the rules of the New York Stock Exchange: Paul J. Zucconi, who currently serves as Committee Chairman; Robert W. Ingram, and Darren M. Rebelez. All members of the Audit Committee, who served at any time during 2011, are financially literate as that qualification has been interpreted by the Company’s Board of Directors in its business judgment, and at least one member of the Audit Committee has accounting or related financial management expertise. In October 2003, the Board of Directors, after review and deliberation, determined that Paul J. Zucconi is the audit committee financial expert serving on the audit committee in accordance with the definition and qualifications for an audit committee financial expert set out in SEC Regulation S-K, Item 407(d)(5) and formally reaffirmed the same on February 22, 2012.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of Torchmark as of and for the year ended December 31, 2011 with Company management and Deloitte & Touche LLP (Deloitte), the independent registered public accounting firm of the Company. The Audit Committee received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, discussed with Deloitte any relationships which might impair that firm’s independence from management and the Company and satisfied itself as to the auditors’ independence. The Audit Committee discussed with Deloitte all matters required to be discussed by auditing standards generally accepted in the United States of America, including U.S. Auditing Standard (AU) 380, The Auditors’ Communication with Those Charged with Governance (as may be modified or amended).

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in Torchmark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Paul J. Zucconi, Chairman

Robert W. Ingram

Darren M. Rebelez

February 21, 2012

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees, including out-of-pocket expenses, billed to Torchmark for the fiscal years ended December 31, 2011 and 2010 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2011	2010
Audit Fees(a)	$2,770,971	$2,734,290
Audit Related Fees(b)	9,500	15,191

Tax Fees(c)	21,233	18,489

All Other Fees(d)	614,637	438,733

Total Fees	$3,416,341	$3,206,703

(a)	Fees for audit services billed in 2011 and 2010 consisted of:

(i)	Audit of Company’s annual financial statements and insurance subsidiaries’ statutory financial statements;
(ii)	Review of the Company’s quarterly financial statements; and
(iii)	Services related to Securities and Exchange Commission filings and regulatory matters.

(b)	Fees for assistance with Insurance Department examinations.

(c)	Fees for tax services provided in 2011 and 2010 consisted primarily of fees for assistance with tax audits and compliance on foreign operations.

(d)	Fees for assistance in strategic planning and actuarial review services.

Pre-approval Policy for Accounting Fees

All audit and non-audit services performed by Deloitte in 2011 were pre-approved in accordance with the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor adopted by the Audit Committee at its April 23, 2003 meeting, as amended at its October 13-14, 2003 and April 27, 2011 meetings. The Policy requires that all services provided by Deloitte, both audit and non-audit, must be pre-approved by the Audit Committee or a Designated Member thereof except for certain de minimus exceptions. After discussions with Deloitte and Company management, the Audit Committee has determined that the provision of certain designated audit-related, tax and all other services do not impair the independence of Deloitte. The Policy describes the permitted audit, audit-related, tax and all other services (collectively, the Disclosure Categories) that Deloitte may perform. Pre-approvals of audit and non-audit services may be given at any time up to a year before commencement of the specific service.

A description of the services expected to be provided by Deloitte in each of the Disclosure Categories (a Service List) is presented to the Audit Committee annually for approval. Upon receipt of approval of these services by the Audit Committee or a Designated Member, the services are provided by Deloitte for the duration of the pre-approved period. Any requests for audit, audit-related, tax and other services not on the pre-approved Service List must be separately pre-approved by the Audit Committee or the Designated Member and cannot be commenced until such pre-approval is obtained. If the Designated Member pre-approves permitted services, a report of this specific pre-approval must be made to the Audit Committee at its next regularly scheduled meeting. The Chief Financial Officer or his designee may engage Deloitte to provide any permitted service if the expected fee does not exceed $50,000 after obtaining approval of the Chairman of the Audit Committee as the Designated Member. In order to engage Deloitte to provide any permitted services where the expected fee exceeds $50,000, a written proposal must be submitted to the Audit Committee or its Designated Member for approval. The Audit Committee may also periodically establish fee thresholds for pre-approved services.

At each regularly scheduled Audit Committee meeting, the Audit Committee reviews a summary of the services provided, including fees, a listing of new pre-approved services since the Committee’s last meeting, a list of any de minimus services approved by the Chief Financial Officer and the Audit Committee Chairman and an updated projection for the current fiscal year of estimated annual fees to be paid to Deloitte.

MISCELLANEOUS INFORMATION

Proposals of Stockholders

In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2013 pursuant to the proposal process mandated by Securities and Exchange Commission Rule 14a-8, the proposal must be received by the Company by the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070, on or before November 19, 2012. If a stockholder proposal is submitted outside the proposal process mandated by this Securities and Exchange Commission rule, and is submitted instead under the Company’s advance notice By-Law provision (Article II, Section 10 of the By-Laws), the proposal must be received by the Corporate Secretary of the Company at Torchmark Corporation, 3700 South Stonebridge Drive, McKinney, Texas 75070 not earlier than December 27, 2012 nor later than February 10, 2013, together with the necessary supporting documentation required under that By-Law provision.

General

The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses. The Company has retained Georgeson, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,500 plus reimbursement for out-of-pocket expenses.

The Annual Report of the Company for 2011, which accompanies this proxy statement, includes a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 and the financial statements and schedules thereto. Upon written request and payment of copying costs, the exhibits to the Form 10-K will be furnished. These written requests should be directed to Investor Relations Department of Torchmark Corporation at 3700 South Stonebridge Drive, McKinney, Texas 75071.

By Order of the Board of Directors

Carol A. McCoy

Vice President, Associate Counsel & Secretary

March 19, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Torchmark Corporation	INTERNET http://www.proxyvoting.com/tmk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 18254

‚  FOLD AND DETACH HERE  ‚

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED
“FOR” THE ELECTION OF DIRECTORS, ITEMS 2 AND 3.	Please mark your votes as	☒
indicated in this example

1. Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 David L. Boren	☐	☐	☐	1.5 Sam R. Perry	☐	☐	☐	2. Ratification of Auditors.	☐	☐	☐

1.2 M. Jane Buchan	☐	☐	☐	1.6 Lamar C. Smith	☐	☐	☐	3. Advisory Approval of 2011 Executive Compensation.	☐	☐	☐
1.3 Robert W. Ingram	☐	☐	☐	1.7 Paul J. Zucconi	☐	☐	☐

1.4 Mark S. McAndrew	☐	☐	☐

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Torchmark Corporation account online.

Access your Torchmark Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Torchmark Corporation, now makes it easy and convenient to get current information on your shareholder account.

— View account status	— View payment history for dividends
— View certificate history	— Make address changes
— View book-entry information	— Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Dividend Reinvestment: Torchmark maintains a Dividend Reinvestment Plan for all holders of its common stock. Under the plan, shareholders may reinvest all or part of their dividends in additional shares of common stock and may also make periodic additional cash payments of up to $3,000 toward the purchase of Torchmark stock. Participation is entirely voluntary. More information on the plan can be obtained by calling 1-866-557-8699.

Direct Deposit of Dividends: Torchmark makes direct deposit of cash dividends available to its shareholders. To obtain information and materials for participation in this service, please call 1-866-557-8699.

www.torchmarkcorp.com: Torchmark’s web site, http://www.torchmarkcorp.com, contains financial information about the company, information regarding our insurance subsidiaries and corporate governance information. The Company’s Shareholder Rights Policy is also posted on the website.

Multiple Annual Reports: Securities and Exchange Commission rules require that an annual report precede or be included with proxy materials. If you have multiple Torchmark accounts, you may be receiving more than one Torchmark annual report, which is costly to Torchmark and may be inconvenient to you. You may authorize Torchmark to discontinue mailing extra reports by calling 1-866-557-8699. At least one account MUST continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements, proxy cards or dividend checks. To resume the mailing of an annual report to an account, please call 1-866-557-8699.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.torchmarkcorp.com/annualreport.htm

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PROXY

TORCHMARK CORPORATION

PROXY/DIRECTION CARD FOR ANNUAL MEETING ON APRIL 26, 2012

THIS PROXY/DIRECTION IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Mark S. McAndrew and Larry M. Hutchison, jointly and severally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is entitled to vote at the Annual Meeting of Shareholders to be held at Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 on the 26th day of April, 2012 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned including shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Savings and Investment Plan (TTP) and Liberty National Life Insurance Company 401(K) Plan (LNL 401K) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 18254